UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant	☐

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Microchip Technology Incorporated
(Name of Registrant as Specified In Its Charter)
____________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MICROCHIP TECHNOLOGY INCORPORATED
2355 West Chandler Boulevard, Chandler, Arizona 85224-6199
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
August 19, 2025

TIME:	9:00 a.m., Mountain Standard Time / Pacific Daylight Time

PLACE:	Microchip Technology Incorporated, 2355 West Chandler Boulevard, Chandler, Arizona 85224-6199

PROPOSALS:		BOARD RECOMMENDS:

(1)
The election of each of Ellen L. Barker, Rick Cassidy, Matthew W. Chapman, Victor Peng, Karen M. Rapp and Steve Sanghi to our Board of Directors to serve for the ensuing year and until their successors are elected and qualified.
FOR each director nominee

(2)	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of Microchip for the fiscal year ending March 31, 2026.	FOR

(3)	To hold an advisory (non-binding) vote regarding the compensation of our named executives.	FOR

(4)	To transact such other business as may properly come before the 2025 Annual Meeting or any adjournment(s) or postponement(s) thereof.

RECORD DATE:	Holders of Microchip common stock of record at the close of business on June 20, 2025 are entitled to vote at the 2025 Annual Meeting.

INTERNET AVAILABILITY OF PROXY MATERIALS:
On or about July 7, 2025, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access both the proxy statement and our annual report. The Notice will also contain instructions on how to vote online or by telephone and how to receive a paper copy of the proxy materials by mail. This proxy statement and our annual report can be accessed at the following internet address: https://ir.microchip.com/sec-filings. To vote, all you have to do is go to www.proxyvote.com and enter the control number located in the Notice or on your proxy card.

PROXY:	It is important that your shares be represented and voted at the annual meeting. Whether or not you expect to attend the annual meeting in person, please vote your shares as promptly as possible, or via the internet or telephone as instructed in the Notice or on your proxy card, in order to ensure your representation at the annual meeting. You can revoke your proxy at any time prior to its exercise at the annual meeting by following the instructions in the accompanying proxy statement.

/s/ Kim van Herk
Kim van Herk Corporate Secretary

HOW TO ATTEND:
Stockholders may attend in person at Microchip Technology Incorporated headquarters located at 2355 West Chandler Boulevard, Chandler, Arizona 85224-6199 or listen to the webcast by visiting https://ir.microchip.com. Please note that you will not be able to ask any questions or vote via the webcast.

HOW TO VOTE:
Your vote is important! Thank you in advance for participating in our 2025 Annual Meeting.

We have elected to provide access to our proxy materials on the internet. Accordingly, we are mailing a Notice of Internet Availability of Proxy Materials (the "Notice") to our stockholders of record as of June 20, 2025, containing instructions on how to access both the proxy materials for our 2025 Annual Meeting and our annual report. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice, or to request a printed set of the proxy materials. You can find instructions on how to request a printed copy by mail in the below section entitled "Proxies and Voting Procedures." This information is largely about voting procedure. You should read this entire proxy statement carefully for additional information about proposals on which we encourage you to vote. On or about July 7, 2025, we will begin mailing the Notice to all stockholders entitled to vote at the 2025 Annual Meeting. Stockholders will be able to access our proxy materials via the internet beginning on or about the same date. We intend to mail this proxy statement, together with the form of proxy to those stockholders entitled to vote at the 2025 Annual Meeting who have properly requested copies of such materials by mail.

The Microchip Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K for the fiscal year ended March 31, 2025 are available at https://ir.microchip.com/sec-filings.

Chandler, Arizona
July 7, 2025

Letter from Your Chair of the Board, CEO and President

In fiscal year 2025, Microchip Technology navigated the extended pandemic-induced semiconductor cycle that affected our entire industry. As your returning CEO, I want to address both our performance and highlight the decisive actions we are taking to restore Microchip to its leadership position in the semiconductor industry. These actions we are taking have already started to have a positive impact as we pursue our long-term targets which are expected to provide substantial upside and significant shareholder value.

A Year of Significant Challenges

This past year has presented significant challenges for our company. We experienced multi-year lows across key financial metrics, including revenue, gross margins, operating margins, and cash flow generation. Our balance sheet faced pressure, with our net debt to adjusted EBITDA ratio approaching the covenant limit in our credit facility. We responded proactively by restructuring our credit facility, securing covenant relief, and reducing debt through a mandatory preferred convertible stock offering, maintaining our financial flexibility.

The semiconductor industry faced extraordinary supply chain disruptions as a result of the pandemic which led to product shortages. Many customers reacted to these conditions by placing large orders to be shipped in future periods to satisfy expected future demand. When the overall market subsequently declined, these actions resulted in elevated inventory levels throughout our customer base. By mid-fiscal 2025, our inventory was growing at an unsustainable pace, creating significant pressure on our working capital and cash flow generation.

Decisive Action for Sustainable Recovery

Since returning as CEO in November 2024, I implemented a comprehensive 9-point strategic plan to directly address these challenges. This plan included necessary measures such as closing our Tempe Fab 2 wafer fabrication facility and reducing our workforce by approximately 10% in our first broad-based layoff since 2002. Under this plan, we took decisive actions to strengthen our balance sheet, reduce our leverage and maintain our investment grade debt rating while providing greater financial flexibility.

Our 9-point Strategic Plan focuses on these key areas:

•Manufacturing Excellence and Cost Structure – We have taken actions to optimize our global manufacturing footprint and reduce operating expenses while maintaining our ability to rapidly scale production when demand returns
•Working Capital Optimization – We are aggressively pursuing inventory reduction, with plans to reduce our inventory by $350 million by the end of fiscal year 2026, liberating significant cash
•Strategic Portfolio and Business Unit Realignment – We have refocused our innovation investments on high-growth megatrends, particularly Artificial Intelligence and expanded Network and Connectivity solutions, while restructuring business units to optimize resource allocation and eliminate redundancies
•Customer and Channel Strengthening – We have been proactive in repairing strained customer relationships and have achieved preferred/approved status with many of our clients where our relationship had deteriorated, and we optimized our distribution strategy to align with industry best practices
•Long-Term Business Model – We unveiled our updated non-GAAP long-term business model targeting 65% gross margins, 40% operating margins, and operating expenses at 25% of revenue – demonstrating significant upside potential as we navigate through the next upcycle

We are beginning to see early, encouraging signs that our initiatives are having a positive impact. We believe that these decisive actions position Microchip well to deliver on our long-term business model as market conditions improve, creating sustainable value for our shareholders through the next semiconductor upcycle.

2025 Proxy Statement	1

Innovation and Market Position

Despite the challenging environment, we have maintained our focus on strategic innovation investments that we believe position Microchip for substantial future growth:

Total System Solutions (TSS): We have expanded our TSS approach beyond our traditional anchor products (MPU32, MCUs, FPGAs, and networking solutions) with the introduction of two new and innovative platform technologies:
•Our PIC64 product family was launched with advanced microprocessors and is expanding to include 64-bit MCUs to address diverse markets from industrial and automotive to aerospace and defense
•Our 10BASE-T1S Ethernet solutions were the first-to-market and such solutions are positioned to capture emerging applications across industrial automation, automotive, and defense

AI and Connectivity Megatrends: We have strategically realigned our product portfolio to capitalize on some of the industry's highest-growth segments:
•We have positioned our solutions at the intersection of major technology megatrends, where growth is significantly outpacing our core business
•Our embedded AI/ML capabilities across MCU/MPU/FPGA platforms target rapidly expanding applications with large addressable markets
•Our expanded connectivity solutions address the growing demand for Ethernet beyond traditional datacenters

Board Member Nominees and Refreshment

Each of our 2025 Board nominees brings extensive experience and their own perspectives to Board discussions. In February 2024, we added Ellen L. Barker to our Board, in February 2025, we added Victor Peng and in May 2025, we added Rick Cassidy, each of whom has significant executive-level experience in the technology industry.

In November 2024, the Board appointed Matthew Chapman as lead independent director. Mr. Chapman continues to serve as the chair of our Audit Committee. In May 2025, the Board appointed Karen Rapp as the chair of our Compensation Committee and Ellen Barker as the chair of our Nominating, Governance, and Sustainability Committee.

Looking Forward

The semiconductor industry has always been cyclical, and our 35-year history has proven our resilience through multiple downturns. Our disciplined financial management includes reducing channel inventory.

By implementing our strategic plan, right-sizing operations, continuing product innovation, and restoring financial strength, we believe we are positioning Microchip for sustainable, profitable growth. At the same time, our Board is committed to maintaining our quarterly dividend which we believe reflects our confidence in Microchip's long-term prospects and our commitment to delivering shareholder value.

I want to express my gratitude to our employees for their dedication during this challenging period, to our customers for their continued partnership, and to you, our shareholders, for your trust and support. Together, we will navigate through this downturn and emerge as a stronger, more resilient Microchip Technology.

Thank you for your continued support of Microchip.

Steve Sanghi, Chair of the Board, CEO and President

2025 Proxy Statement	2

Cautionary Statement Regarding Forward-Looking Statements

This letter and our proxy statement contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "anticipates," "estimates," "expects," "projects," "forecasts," "intends," "plans," "will," "believes" and words and terms of similar substance used in connection with any discussion identify forward-looking statements. Our forward looking statements include statements regarding our actions which are expected to provide substantial upside and significant shareholder value, our plans to reduce our inventory by $350 million by the end of fiscal year 2026, our updated non-GAAP long-term business model, that our decisive actions position Microchip well to deliver on our long-term business model as market conditions improve, creating sustainable value for our shareholders through the next semiconductor upcycle, our belief that we are positioning Microchip for sustainable, profitable growth and our commitment to maintaining our quarterly dividend, our confidence in Microchip's long-term prospects and our commitment to delivering shareholder value. These forward-looking statements are based on management’s current expectations and beliefs about future events and are inherently susceptible to uncertainty and changes in circumstances. Except as required by law, Microchip is under no obligation to, and expressly disclaims any obligation to, update or alter any forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise. Various factors could adversely affect Microchip’s operations, business or financial results in the future and cause Microchip’s actual results to differ materially from those contained in the forward-looking statements, including those factors discussed in detail in the "Risk Factors" sections contained in Microchip’s filings on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission (the "SEC").

2025 Proxy Statement	3

MICROCHIP TECHNOLOGY AT A GLANCE

$4.40 Billion Net Sales in Fiscal Year 2025

19,400 Employees

109,000 Customers

Headquartered Near Phoenix in Chandler, Arizona

MARKET MEGATRENDS

The market megatrends for Microchip are Edge Computing/IoT, Data Centers, AI/ML, Sustainability, E-Mobility and Networking/Connectivity. These megatrends are shaping the human experience. They impact how people work, learn, communicate, travel and transact and they are transforming how products are created and manufactured, moved through the supply chain, and monitored and controlled anywhere in the world. We believe that focusing on these megatrends will give us faster organic growth and improve the human experience.

2025 Proxy Statement	4

OUR VALUES AND STRATEGIC FRAMEWORK

Our Purpose, Vision, Mission Statement and Guiding Values were designed to work together to promote a shared culture across Microchip. This strategic framework guides our employees in daily decision making. Below are the key drivers of our actions, which guide how we collaborate to serve our stakeholders and serve as the metrics against which our results are measured.

PURPOSE

Empowering innovation to enhance the human experience.

VISION

Microchip Technology is in Everything.

MISSION

Our mission is to make innovative design easier through comprehensive total system solutions that address critical challenges at the intersection of emerging technologies and durable end markets.

We measure our success by winning the hearts of our customers, shareholders, employees and communities and by continuously improving all aspects of our business to drive profitable growth.

GUIDING VALUES

Quality Comes First

We are on a relentless quest for perfection and are committed to the goal of zero defects. We will perform correctly the first time and maintain our company's quality management system certifications to ensure customer satisfaction. We employ the aggregate system so that all employees anticipate problems and implement root-cause solutions using effective and standardized improvement methods. We believe that quality is built in and not inspected in and that when quality comes first, reduced costs follow.

Customers Are Our Focus

We embrace that exceptional customer service is everyone's responsibility. Our highest priority is to make our customer's life easier by understanding their needs, removing barriers to innovation, and consistently exceeding their expectations. We believe each employee must effectively serve their internal customers for Microchip's external customers to be properly served.

Employees Are Our Greatest Strength

We design jobs and provide opportunities promoting employee teamwork, productivity, creativity, pride in work, trust, integrity, fairness, involvement, development and empowerment. We base recognition, advancement and compensation on an employee's achievement of excellence in company, team and individual performance. We provide for employee health and welfare by offering competitive and comprehensive employee benefits.

Profits and Growth Provide for Everything We Do

We strive to deliver industry-leading customer value that drives profits and growth, which fuel our future innovations, expand employee opportunities and represent the overall success of Microchip. We accomplish this by aggressively pursuing product and sales competitiveness, optimization of inventory levels and effective cashflow management.

Products and Technology Are Our Foundation

We are dedicated to empowering our customers with a broad portfolio of technology solutions while protecting our intellectual properties with a robust patent portfolio. By continuously investing in the design and development of our processes, products, software and services, we ensure that our innovations are timely, reliable and cost-effective.

Suppliers, Representatives and Distributors Are Our Partners

We strive to maintain professional and mutually beneficial partnerships with suppliers, representatives, distributors, design houses and consultants who are an integral link in the achievement of our mission and guiding values.

Safety and Security Are Never Compromised

We place our concern for the health, safety and security of our employees, company, property, personal data and community at the forefront of our decisions, policies and actions. We are all individually and collectively responsible for safety and security.

Total Cycle Times Are Optimized

We focus resources to optimize cycle times to our internal and external customers by empowering employees to achieve efficient cycle times in their area of responsibility. We believe that cycle time reduction is achieved by streamlining processes through the systematic removal of barriers to productivity.

Communication Is Vital

We encourage appropriate, honest, constructive and timely communication in company, customer, investor, government and community relationships to resolve issues, exchange information and share knowledge.

Continuous Improvement Is Essential

We utilize the concept of "Vital Few" to establish our priorities. We are committed to proactive problem solving by fostering a sense of urgency, intellectual curiosity and a desire to improve everyday efficiency. We encourage personal initiative, honest self-criticism and proactive questioning that drive increased productivity, innovation and organizational agility.

Professional Ethics and Social Responsibility Are Practiced

We manage our business and treat customers, employees, shareholders, investors, suppliers, channel partners, community and government in a manner that exemplifies our honesty, ethics and integrity. We honor our short- and long-term fiscal, social and environmental responsibilities and are proud to serve as an equal opportunity employer.

MICROCHIP

microchip.com

June 2025

2025 Proxy Statement	5

CORPORATE GOVERNANCE HIGHLIGHTS

Board Composition

Our Nominating, Governance, and Sustainability Committee periodically reviews the overall composition of the Board and our committees to assess whether they reflect the appropriate mix of skills, experience, backgrounds and qualifications that are relevant to Microchip’s current and future global business and strategy.

Board Profile and Refreshment

We have a proactive Board refreshment program, with four of our six Board nominees having joined Microchip since our 2020 annual meeting, and our nominees having an average tenure of 11.6 years. In reviewing nominees, the Board considers the qualifications needed and strives to maintain a balance of skills, experience, continuity and a broad range of perspectives. The following graphs highlight the composition of our Board nominees.

2025 Proxy Statement	6

CORPORATE GOVERNANCE PRACTICES

We find it important that we have strong Board leadership, strategy setting, and sound management practices. Highlights of our governance practices include:

Accountability
•Annual election of all directors
•Majority voting in uncontested director elections
•Lead independent director
•Annual Board and committee self-evaluation
•Annual Say-on-Pay vote
•Anti-hedging, anti-short sale and anti-pledging policies
•Stock ownership requirement for directors, officers and other senior employees

Shareholder Rights
•Proxy access
•No shareholder rights plan
•No dual class share structure
•No Board members are over-boarded
•Board succession planning and refreshment
•CEO and executive officer succession planning
•At least 75% of Board members must be independent
•Periodic reviews of committee charters, code of business conduct and ethics, and corporate governance guidelines
•The Audit Committee is responsible for overseeing cybersecurity matters, while the Nominating, Governance, and Sustainability Committee oversees issues related to sustainability, environmental concerns, and human capital.

Compensation Practices •Emphasis on performance-based metrics

COMPENSATION DISCUSSION AND ANALYSIS HIGHLIGHTS

Compensation Policies and Practices

Our commitment to designing an executive compensation program that is consistent with responsible financial and risk management is reflected in the following policies and practices:

What We Do	What We Don’t Do
Compensation Committee is comprised 100% of independent directors	No repricing of stock options
Balance short and long-term incentives, cash and equity and fixed and variable pay elements	No dividends or dividend equivalents on unearned awards
Performance-based awards are approximately 50% of the quarterly evergreen RSU grants to executive officers	No pledging or hedging of Microchip securities
Require one-year minimum vesting for awards granted under the Amended and Restated 2004 Equity Incentive Plan, subject to certain exceptions	No perquisites or excessive severance benefits
Solicit an annual advisory vote on executive compensation	No executive pension plans or company contribution to supplemental retirement plans
Maintain stock ownership guidelines	No dual class stock. All of our common stock is voting.

Incentive Program – Pay-for-Performance Highlights

As described more fully in the "Executive Compensation — Compensation Discussion and Analysis" section of this proxy statement, our named executive officers are compensated in a manner consistent with our performance-based pay philosophy and corporate governance best practices.

2025 Proxy Statement	7

Proxy Statement	9	Named Executive Officers	35
The Board of Directors	12	Executive Compensation Process	36
Corporate Governance Guidelines	12	Elements of Compensation	37
Meetings of the Board	13	Stock Ownership Guidelines for Key Employees and Directors	41
Board Leadership Structure	13	Insider Trading Policy and Anti-Hedging	41
Board Commitments	13	Other Compensation and Employee Benefits Generally Available to All Employees	41
Lead Independent Director	14	Non-Qualified Deferred Compensation Plan	42
Board and Committee Oversight of Risk Management and Sustainability	14	Employment Contracts, Termination of Employment and Change of Control Arrangements	42
Human Capital and Culture	16	Tax Deductibility	44
Audit Committee Oversight of Information Security	17	Compensation Committee Report on Executive Compensation	44
Communications from Stockholders	17	CEO Pay Ratio Disclosure	45
Committees of the Board	18	Pay Versus Performance	46
Report of the Audit Committee	20	Compensation of Named Executive Officers	50
Director Compensation	21	Summary Compensation Table	50
Certain Transactions	22	Grants of Plan-Based Awards	52
Section 16(A) Beneficial Ownership Reporting Compliance	23	Outstanding Equity Awards	56
Proposal One - Election of Directors	24	Stock Vested	64
Proposal Two - Ratification of Appointment of Independent Registered Public Accounting Firm	28	Non-Qualified Deferred Compensation	64
Proposal Three - Approval of Executive Compensation	30	Equity Compensation Plan Information	66
Security Ownership of Principal Stockholders, Directors and Executive Officers	32	Code of Business Conduct and Ethics	67
Executive Compensation - Compensation Discussion and Analysis	34	Other Matters	67
Overview of the Compensation Program	34	Appendix A - Non-GAAP Financial Measures	70
Our Executive Compensation Policy and Objectives	34

2025 Proxy Statement	8

MICROCHIP TECHNOLOGY INCORPORATED
2355 West Chandler Boulevard
Chandler, Arizona 85224-6199

PROXY STATEMENT

You are cordially invited to attend our annual meeting on Tuesday, August 19, 2025, beginning at 9:00 a.m., Mountain Standard Time / Pacific Daylight Time. The annual meeting will be held at our Chandler facility located at 2355 West Chandler Boulevard, Chandler, Arizona 85224-6199. Stockholders may attend the meeting in person or listen to the webcast by visiting https://ir.microchip.com. You will not have the ability to ask questions or vote through the webcast.

We are providing these proxy materials in connection with the solicitation by the Board of Directors (the "Board") of Microchip Technology Incorporated ("Microchip") of proxies to be voted at Microchip's 2025 Annual Meeting of Stockholders and at any adjournment(s) or postponement(s) thereof.

Our fiscal year begins on April 1 and ends on March 31. References in this proxy statement to fiscal 2025 refer to the 12-month period from April 1, 2024 through March 31, 2025; references to fiscal 2024 refer to the 12-month period from April 1, 2023 through March 31, 2024; references to fiscal 2023 refer to the 12-month period from April 1, 2022 through March 31, 2023; references to fiscal 2022 refer to the 12-month period from April 1, 2021 through March 31, 2022; and references to fiscal 2021 refer to the 12-month period from April 1, 2020 through March 31, 2021.

We anticipate first mailing the Notice on July 7, 2025 to holders of record of Microchip's common stock at the close of business on June 20, 2025 (the "Record Date"). Our principal executive offices are located at 2355 West Chandler Boulevard, Chandler, Arizona 85224-6199.

PROXIES AND VOTING PROCEDURES

YOUR VOTE IS IMPORTANT. Stockholders may have a choice of voting over the internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the postage-paid envelope provided, if applicable. Please refer to the Notice, your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. Under Delaware law, stockholders may submit proxies electronically. Please be aware that if you vote over the internet, you may incur costs such as telephone and internet access charges for which you will be responsible.

The method by which you vote will in no way limit your right to vote at the annual meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record (referred to in this proxy statement as "street name stockholders"), you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at the annual meeting. If you are a street name stockholder, then your broker, bank or other nominee can provide you with instructions on how to change or revoke your proxy.

You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including an internet or telephone vote if these options are available to you) or by voting by ballot at the annual meeting. If you are a street name stockholder, then your broker, bank or other nominee can provide you with instructions on how to change or revoke your proxy.

All shares entitled to vote and represented by properly completed proxies received prior to the annual meeting and not revoked will be voted at the annual meeting in accordance with the instructions on such proxies. IF YOU DO NOT INDICATE HOW YOUR SHARES SHOULD BE VOTED ON A MATTER, THE SHARES REPRESENTED BY YOUR PROPERLY COMPLETED PROXY WILL BE VOTED AS OUR BOARD RECOMMENDS.

If any other matters are properly presented at the annual meeting for consideration, including, among other things, consideration of a motion to adjourn the annual meeting to another time or place, the persons named as proxies and acting

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thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. At the date this proxy statement went to press, we did not anticipate that any other matters would be raised at the annual meeting.

Stockholders Entitled to Vote

Stockholders of record of our common stock at the close of business on the Record Date, June 20, 2025, are entitled to notice of and to vote at the annual meeting. Each share is entitled to one vote on each of the six director nominees and one vote on each other matter properly brought before the annual meeting. On the Record Date, there were 539,674,554 shares of our common stock issued and outstanding.

In accordance with Delaware law, a list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder beginning ten days prior to the annual meeting at 2355 West Chandler Boulevard, Chandler, Arizona, on any business day between the hours of 10:00 a.m. and 4:30 p.m., Mountain Standard Time / Pacific Daylight Time. If you would like to view the list, please contact our Corporate Secretary to schedule an appointment by calling (480) 792-4039 or writing to her at the address of our principal executive offices indicated above.

Notice of Availability of Proxy Materials

As permitted under the rules of the SEC, we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the internet. On or about July 7, 2025, we will begin mailing to our stockholders the Notice that contains instructions on how to access our proxy materials on the internet, how to vote at the annual meeting, and how to request printed copies of the proxy materials and annual report. You may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage you to access our proxy materials online, as this helps us lower costs and minimize the environmental impact of providing these materials to you.

Required Vote

Quorum, Abstentions and Broker "Non-Votes"

The presence, in person, or by proxy, of the holders of a majority of the shares entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner (i.e., in "street name") does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Under the rules of the New York Stock Exchange ("NYSE"), which apply to NYSE member brokers trading in non-NYSE stock, brokers have discretionary authority to vote shares on certain routine matters if customer instructions are not provided. Proposal Two to be considered at the annual meeting is expected to be treated as a routine matter. Consequently, if you do not return a proxy card, your broker will have discretion to vote your shares on such matter.

Election of Directors (Proposal One)

A nominee for director shall be elected to the Board of Directors if the votes cast for such nominee's election exceed the votes cast against such nominee's election. For this purpose, votes cast shall exclude abstentions, withheld votes or broker "non-votes" with respect to that director's election. Notwithstanding the immediately preceding sentence, in the event of a contested election of directors, directors shall be elected by the vote of a plurality of the votes cast. A contested election shall mean any election of directors in which the number of candidates for election as director exceeds the number of directors to be elected. If directors are to be elected by a plurality of the votes cast, stockholders shall not be permitted to vote against a nominee.

Ratification of Appointment of Independent Registered Public Accounting Firm (Proposal Two)

The affirmative vote of the holders of a majority of the votes cast affirmatively or negatively at the annual meeting is required for ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of Microchip for the fiscal year ending March 31, 2026. Abstentions and broker "non-votes" are not counted as votes cast affirmatively or negatively for purposes of approving this proposal, and thus will not affect the outcome of the voting on this proposal. Because this is a routine matter, we do not expect any broker "non-votes."

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Advisory Vote Regarding the Compensation of our Named Executives (Proposal Three)

The affirmative vote of the holders of a majority of the votes cast affirmatively or negatively at the annual meeting is required to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the rules of the SEC. Abstentions and broker "non-votes" are not counted as votes cast affirmatively or negatively for purposes of approving this proposal, and thus will not affect the outcome of the voting on this proposal.

Electronic Access to Proxy Statement and Annual Report

This proxy statement and our fiscal 2025 Annual Report are available from the SEC at its website at www.sec.gov and on our website at https://ir.microchip.com/sec-filings.

We will post our future proxy statements and annual reports on Form 10-K on our website as soon as reasonably practicable after they are electronically filed with the SEC. All such filings on our website are available free of charge. The information on our website is not incorporated into this proxy statement. Our internet address is www.microchip.com.

Cost of Proxy Solicitation

Microchip will pay its costs of soliciting proxies. Proxies may be solicited on behalf of Microchip by its directors, officers or employees in person or by telephone, facsimile or other electronic means. We may also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of Microchip common stock.

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THE BOARD OF DIRECTORS
Corporate Governance Guidelines

Microchip’s Board has adopted a set of Corporate Governance Guidelines. The Nominating, Governance, and Sustainability Committee reviews the guidelines periodically and recommends changes to the Board as appropriate. The Board oversees administration and interpretation of, and compliance with, the guidelines.

These guidelines, which are published on our website at https://ir.microchip.com/governance/governance-documents, along with our other corporate governance practices, compare favorably under the Investor Stewardship Group’s ("ISG") Corporate Governance Framework for U.S. Listed Companies, as shown in the table below.

ISG Principle	Microchip Practice
Principle 1 Boards are accountable to stockholders.
•All directors are elected annually
•Majority voting in uncontested director election
•No shareholder rights plan
•Proxy access with market terms (3% for three years, up to the greater of two directors or 20% of the Board)
•Chair of the Board, CEO and President’s letter in proxy statement highlights our Board’s activities over the past year

Principle 2 Stockholders should be entitled to voting rights in proportion to their economic interest.	•No dual-class share structure •Each stockholder is entitled to one vote per share of common stock
Principle 3 Boards should be responsive to stockholders and be proactive in order to understand their perspectives.
•We regularly meet with our institutional stockholders, focusing on actively managed funds through non-deal roadshows, conferences, bus tours and individual meetings. In fiscal 2025, we met with fund managers representing approximately 56.5% of our actively managed common shares outstanding.
•Engagement topics included strategy, financial and operational matters; culture; ESG matters; executive compensation; and corporate governance.
•The Board, in response to investor feedback, has proactively refreshed its Board membership since January 2021 to provide a range of perspectives and industry experience with four of our six Board nominees having joined Microchip since our 2020 annual meeting.

Principle 4 Boards should have a strong, independent leadership structure.
•Lead independent director appointed
•Board considers appropriateness of its leadership structure at least annually
•Independent committee chairs
•Independent directors meet in executive session at least four times per year
•Non-employee directors may only serve on the Board for 17 years after June 1, 2024

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Principle 5 Boards should adopt structures and practices that enhance their effectiveness.
•83% of the director nominees are independent
•We require that three-fourths of our directors be independent
•We prioritize and actively seek individuals with varied backgrounds, experiences, and skills during each Board search
•Annual Board and committee evaluations
•Active Board refreshment, with four of our six Board nominees having joined Microchip since our 2020 annual meeting, and having an average tenure of 11.6 years
•Limits on outside boards, with no independent director permitted to serve on more than four public company boards (including Microchip), and no management director permitted to serve on more than three public company boards (including Microchip). Board members are required to seek approval of the Board Chair and Nominating, Governance, and Sustainability Committee Chair before undertaking additional outside public directorships. This policy is contained in our Corporate Governance Guidelines. We regularly review compliance with this policy and, as of March 31, 2025, all of our directors were in compliance.
•No restrictions on directors’ access to senior management

Principle 6 Boards should develop management incentive structures that are aligned with the long-term strategy of the company.
•Compensation Committee reviews and approves incentive program design, goals, and objectives for alignment with compensation and business strategies
•Annual and long-term incentive programs are designed to reward financial and operational performance that furthers short- and long-term strategic objectives

Meetings of the Board

Our Board met 17 times in fiscal 2025. All of our directors attended 100% of the total number of meetings of the Board held during such time as such person was a director during fiscal 2025, except that one director missed one meeting and one director missed two meetings. Our various Board committees met a total of 32 times in fiscal 2025. All of our directors attended 100% of the total number of meetings held by all of the committees of the Board on which they served during fiscal 2025 during such time as such person was a director and served on such applicable committee. The Board has a practice of meeting in executive session on a periodic basis without management or management directors (i.e., Mr. Sanghi) present. In May 2025, the Board determined that each of Ms. Barker, Mr. Cassidy, Mr. Chapman, Mr. Johnson, Mr. Peng and Ms. Rapp is an independent director as defined by applicable SEC rules and Nasdaq listing standards.

Board Leadership Structure

The Board believes that Mr. Sanghi is best situated to serve as Chair of the Board because he has served as our Chief Executive Officer and/or President for over 30 years and is the director with the most experience with Microchip's business and industry. As our current Chief Executive Officer and President, Mr. Sanghi identifies strategic priorities and leads the discussion and execution of strategy with input from the other members of the Board. The Board's independent directors have different perspectives and roles in strategic development. In particular, Microchip's independent directors bring experience, oversight and expertise from outside the company and the industry, while Mr. Sanghi brings company-specific experience and industry expertise. The Board believes that the role of the Chair facilitates information flow between management and the Board, which is essential to effective governance.

Board Commitments

To ensure that our directors can devote appropriate time to Microchip matters and as a matter of good governance, our Board of Directors maintains limits on the number of public company boards on which a Microchip director can serve.

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Our policy is contained in our Corporate Governance Guidelines and states that a director should not serve on more than four publicly traded companies’ boards (including Microchip’s Board) or, if the Director is serving as an executive officer of Microchip, no more than three publicly traded companies’ boards (including Microchip’s Board). The Chair of the Nominating, Governance and Sustainability Committee and our Lead Independent Director review compliance with this policy and, as of March 31, 2025, all of our directors were in compliance.

Lead Independent Director

The Board appointed Matthew W. Chapman to serve as lead independent director in November 2024. The appointment of a lead independent director is required under our Corporate Governance Guidelines in the event the Chair of the Board is not an independent director. The Lead Independent Director has the following responsibilities: (i) to review Board meeting agendas in advance of each meeting and Board meeting schedules to ensure sufficient time for discussion of agenda items, (ii) to consult and collaborate with the non-independent Chair as appropriate, (iii) chair any executive sessions of the Board which occur outside the presence of the non-independent Chair, the CEO and any other members of management then serving on the Board, (iv) to call meetings of independent directors at any time they deem appropriate, (v) to chair Board meetings if the non-independent Chair is not present, (vi) to retain outside advisors in connection with the performance of these duties as they deem appropriate, and (vii) to perform such other duties as the Board may deem appropriate from time to time.

Board and Committee Oversight of Risk Management and Sustainability

The Board and the Board committees oversee risk management in a number of ways. The Audit Committee oversees the management of financial and accounting related risks as an integral part of its duties. Similarly, the Compensation Committee considers risk management when setting the compensation policies and programs for Microchip's executive officers. As part of this process, our Compensation Committee concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on Microchip. The Board periodically assesses the programs and initiatives that support the environment, social, health, safety, innovation and technology objectives of our business.

The Board or the Audit Committee regularly receive reports on various risk-related items, including risks related to manufacturing operations, cybersecurity, IT system continuity, taxes, intellectual property, litigation or other proceedings, products and personnel matters. The Board or the Audit Committee also receive periodic reports on Microchip's efforts to manage and mitigate such risks through safety measures, system improvements, insurance or self-insurance. The Board considers the various risks related to our business and discusses such risk areas and risk mitigation actions with our management team. The Board believes that the leadership structure described above facilitates the Board's oversight of risk management because it allows the Board, working through its committees, to participate actively in the oversight of management's actions.

The Board and the Nominating, Governance, and Sustainability Committee, with the assistance of our ESG Steering Committee, oversee our policies and practices relating to sustainability, social responsibility and other public policy matters relevant to Microchip. The ESG Steering Committee reviews and reports to the President and CEO, Nominating, Governance, and Sustainability Committee and Board, and discusses with management, matters of corporate responsibility and sustainability performance, potential long and short-term trends and impacts to our business of environmental, social, human capital and governance issues, including our public reporting on these topics.

Our corporate ESG Steering Committee is comprised of executives and senior managers from various disciplines such as compliance, finance, human resources, legal, operations, sales, and technology. The ESG Steering Committee oversees the activities of the Corporate Responsibility team which is accountable for the development, implementation and measurement of Microchip’s corporate ESG goals and policies.

Sustainability Approach

The five tenets of our ESG strategy include: (1) Our Company; (2) Our Planet; (3) Our Supply Chain; (4) Our Products; and (5) Our People. In fiscal 2025, the ESG Steering Committee focused on our sustainability programs related to environmental sustainability, supply chain transparency and combatting forced labor. The committee's review included specific topics such as environmental target tracking, Water Risk Assessment and Forced Labor and Human Rights. We performed an assessment of key indicators and engaged with our internal and external stakeholders to prioritize our ESG strategy.

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Microchip's commitment to being a responsible corporate citizen is shared by our board members, executive management team and employees. Our employee-empowered approach enables everyone to feel included in our sustainability journey and contribute to its future success. Our Nominating, Governance, and Sustainability Committee and Board of Directors have ultimate oversight over all significant ESG matters.

ESG Sustainability Oversight Matrix

WORLDWIDE EMPLOYEES
CORPORATE RESPONSIBILITY
ESG STEERING COMMITTEE
CEO and NGSC
BOD

Worldwide Employees
Execution of and adherence to established ESG policies

Corporate Responsibility
Development, implementation, and measurement of corporate ESG goals and policies

ESG Steering Committee
Oversight of programs, training and setting of corporate ESG goals: A team of key senior-level representatives from legal, operations, finance, human resources, sales, business unit, investor relations, marketing communications, and corporate responsibility teams

CEO and Nominating, Governance, and Sustainability Committee
Oversight of policies and practices relating to environmental, social, governance, and other public policy matters

Board of Directors
Oversight of significant ESG matters, risk oversight of significant cybersecurity, sustainability, and human rights matters

Protecting our Environment with a Focus on Sustainability

We believe that sustainability projects support robust efficient operations while lowering costs and addressing the expectations of our stakeholders. Our commitment to the environment goes beyond our compliance with regulatory obligations at our global facilities. We have climate targets aligned with climate science, and we invest in green business practices. In calendar 2024, we engaged in efforts to reduce our carbon footprint, energy consumption, water usage, wastewater discharge, and waste generation. The following focus areas are reported in our most recent Sustainability Report:

Emissions - We reduced GHG emissions in 2024. We had a third-party auditor conduct an ISO 14064-compliant limited assurance audit of our Scope 1 and Scope 2 emissions. In addition, we expanded our Scope 3 emissions tracking and reporting.

Energy - By upgrading equipment, lighting, and HVAC systems, we reduced our energy consumption since 2018. To further reduce our Scope 2 carbon emissions, we executed multiple renewable energy contracts in 2024.

Water/Wastewater - We have continued to reduce our water use through investments in water conservation and reclamation projects at our manufacturing facilities. We continued implementing tailored mitigation strategies at certain sites in 2024 in response to the water risk assessment we conducted in 2023.

Waste - Microchip has successfully executed multiple circularity initiatives in partnership with its waste management partners to sustainably dispose of waste streams generated from our operations, thereby diverting toxic waste from landfills. In calendar year 2024, we continued to divert waste away from our communities’ landfills, wastewater treatment sites, and the atmosphere.

Sustainable Products - We recognize the impact and significance of our products in enabling future climate solutions and therefore strive to manufacture low power consumption and environmentally-preferable products. We aim to use sustainable materials and manufacturing processes where possible. In 2024, we expanded our portfolio of low-power semiconductors that support energy-efficient infrastructure, renewable energy systems, and electric mobility applications.

For more information, please see our latest Sustainability Report (which covers calendar year 2024) at: https://www.microchip.com/en-us/about/corporate-responsibility.

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Human Capital and Culture

Addressing Human Rights Risks in the Workplace

We are committed to being a responsible corporate citizen and acting ethically and transparently in accordance with local, national and international laws and regulations and industry standards. Our commitment to social responsibility includes requiring our suppliers to respect human rights principles, health and safety, and to ethically address conflict minerals and the environment. In fiscal 2023, we published our Supplier Code of Conduct, which is aligned with our Vision, Mission Statement, and Guiding Values. Our Supplier Code of Conduct supports Microchip’s Code of Business Conduct and Ethics. In April 2022, we first published our Human Rights Policy which covers ethical business conduct, employee rights and fair labor practices, anti-harassment, safety in the workplace, our commitment against forced labor, human trafficking and child labor, and our respect for freedom of association. Our Human Rights Policy is available at https://www.microchip.com/en-us/about/corporate-responsibility. Our supply chain partners are expected to follow our Human Rights Policy and our Supplier Code of Conduct which is modeled after that of the Responsible Business Alliance ("RBA"), a nonprofit organization comprised of companies committed to supporting the rights and well-being of workers and communities worldwide affected by the global supply chain.

At our Annual Meeting of Stockholders held on August 20, 2019, our stockholders approved a proposal for our Board to report on our processes for identifying and analyzing potential and actual human rights risks to workers in our operations and our supply chain. We published reports from 2021 through 2025. A copy of our most recent report is available at https://www.microchip.com/en-us/about/corporate-responsibility. As part of our assessment of these risks, in 2020, we aligned our Supplier Code of Conduct to the terms of the RBA Code of Conduct (version 7.0), which includes elements specific to preventing forced labor, such as requiring:
•employment be freely chosen by the employee;
•no workers under the age of 15, or the minimum age of the country, whichever is greater;
•wages and benefits comply with all applicable wage laws;
•no harsh and inhumane treatment including any sexual harassment, sexual abuse, corporal punishment, mental or physical coercion or verbal abuse of workers; and
•workplaces free of harassment and unlawful discrimination.

As part of our continued process improvements, in 2021 and 2023, we conducted onsite audits through independent auditors at three of our four non-US manufacturing facilities pursuant to RBA's Validated Assessment Program. In 2023 and 2024, we enhanced our supply chain review process on the topic of forced labor risks. Please see our latest Sustainability Report and our Report Regarding Ethical Recruitment and Forced Labor for more details regarding such matters.

Culture and Core Values

Over 30 years ago, Microchip created a cultural framework to unite its employees through shared workplace values, and to guide employees’ strategies, decisions, actions and job performance. Microchip’s culture has been centered on a values-based, highly-empowered, continuous-improvement oriented approach. At the core of our culture are employee empowerment, teamwork, collaboration, and communication, with the goal of driving engagement, and inspiring creativity and innovation. Today, this corporate culture continues to strengthen all aspects of our business and enables us to fulfill our purpose.

Microchip’s Guiding Values convey our overall philosophy, and are the basis from which we make our day-to-day decisions, and continue to cultivate our corporate culture. Our focus on communication provides transparency among leadership, promotes trust among employees, and is a critical part of Microchip’s culture.

Compensation Programs

Microchip has competitive compensation programs which include equity components that allow employees to participate in our success. Eligible employees receive restricted stock units ("RSUs") at hiring and annually under various equity plans. Our employee stock purchase plans allow eligible employees an opportunity to purchase our common stock at a discount.

Please see the "Executive Compensation - Compensation Discussion and Analysis" section of this proxy statement for more detailed information regarding our compensation philosophy and programs.

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Non-Discrimination and Equal Opportunity Employment

We believe employees of all backgrounds contribute to our ongoing success. It is important that we do not discriminate and that we support the needs of our employees. We design jobs and provide opportunities promoting employee teamwork, productivity, creativity, pride in work, trust, integrity, fairness, involvement, development, and empowerment. Employees receive recognition, promotions, and pay increases based on outstanding performance at the company, team, and individual levels. We foster our employees’ health and welfare by offering competitive and comprehensive employee benefits. All managers, supervisors and employees are responsible for maintaining a work environment that is free from discrimination and harassment, and for promptly reporting violations. Our policy on Non-Discrimination and Equal Opportunity Employment is available at https://www.microchip.com/en-us/about/corporate-responsibility.

Microchip provides equal employment opportunities and treats all applicants with respect. In the U.S., Microchip operates in compliance with EEO guidelines for recruitment and hiring practices. Regular and updated training is provided to recruiters as well as hiring managers to ensure understanding of hiring practices. Multiple recruiting sources are utilized by Microchip, including: our company career site, university job boards, Direct Employers, our Employment Service Delivery System (the system that posts jobs to state job boards and other agencies), Microchip social media postings, and attendance at many university and veteran career fairs and events.

Audit Committee Oversight of Information Security

Information security is the responsibility of our Information Security team, overseen by our Vice President, Chief Information Security Officer. We leverage a combination of the best practice standards of the National Institute of Standards and Technology Cybersecurity Framework and the International Organization for Standardization and Center for Internet Security to measure security posture, deliver risk management, and provide effective security controls. Our information security practices include development, implementation, and improvement of policies and procedures to safeguard information and help ensure availability of critical data and systems. Our Information Security team conducts information security awareness training for all employees with access to our computer systems. Our Audit Committee, comprised fully of independent directors, is responsible for oversight of cybersecurity and information security risk. Our Chief Information Security Officer delivers quarterly reports and updates to the Audit Committee, and our full Board is typically in attendance at these presentations, which include a wide range of topics including trends in cyber threats, and the status of initiatives designed to bolster our security systems. For more information, see Item 1c of our most recently filed Annual Report on Form 10-K for the fiscal year ended March 31, 2025.

Communications from Stockholders

Stockholders may communicate with the Board or individual members of the Board by writing to the attention of the Corporate Secretary at Microchip Technology Incorporated, 2355 West Chandler Boulevard, Chandler, Arizona 85224-6199, who will then forward such communication to the appropriate director or directors.

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Committees of the Board

The following table lists our three standing Board committees, the directors who served on them at March 31, 2025, and the number of committee meetings held in fiscal 2025:

MEMBERSHIP ON BOARD COMMITTEES IN FISCAL 2025

Name	Audit	Compensation	Nominating, Governance and Sustainability
Ellen L. Barker		•	•
Rick Cassidy(1)
Matthew W. Chapman	C
Karlton D. Johnson(2)	•		C
Wade F. Meyercord(3)
Victor Peng(4)
Robert A. Rango(5)		•	•
Karen M. Rapp	•	C
Ganesh Moorthy(6)
Steve Sanghi
Meetings held in fiscal 2025	8	14	10

C = Chair
• = Member
(1)Mr. Cassidy was elected to our Board on May 2, 2025 and was appointed to the Compensation Committee and the Nominating, Governance, and Sustainability Committee on May 20, 2025.
(2)Mr. Johnson served as the Chair of our Nominating, Governance, and Sustainability Committee and was on our Audit Committee during fiscal 2025 until he stepped down from the Board on May 20, 2025.
(3)Mr. Meyercord served as the Chair of our Compensation Committee and was on our Nominating, Governance, and Sustainability Committee during fiscal 2025 until his retirement from the Board on August 20, 2024.
(4)Mr. Peng was elected to our Board on February 10, 2025 and was appointed to the Compensation Committee and the Nominating, Governance, and Sustainability Committee on May 20, 2025.
(5)Mr. Rango served on our Compensation Committee and on our Nominating, Governance, and Sustainability Committee during fiscal 2025 until his retirement from the Board on February 19, 2025.
(6)Mr. Moorthy served on our Board during fiscal 2025 until his retirement on November 18, 2024.

Audit Committee

The responsibilities of our Audit Committee are to appoint, compensate, retain and oversee Microchip's independent registered public accounting firm, oversee the accounting and financial reporting processes of Microchip and audits of its financial statements, and provide the Board with the results of such monitoring. These responsibilities are further described in the committee charter which was amended and restated as of May 21, 2024. A copy of the Audit Committee charter is available at https://ir.microchip.com/governance/governance-documents.

In May 2025, our Board determined that all members of the Audit Committee are independent directors as defined by applicable SEC rules and Nasdaq listing standards. The Board has also determined that each of Mr. Chapman and Ms. Rapp meet the requirements for being an "audit committee financial expert" as defined by applicable SEC rules, and Mr. Meyercord met the requirements for being an "audit committee financial expert" as defined by applicable SEC rules while he served on the Audit Committee.

In fiscal 2005, our Board and our Audit Committee adopted a policy with respect to (i) the receipt, retention and treatment of complaints received by us regarding questionable accounting, internal accounting controls or auditing matters; (ii) the confidential, anonymous submission by our employees of concerns regarding questionable accounting, internal accounting controls or auditing matters; and (iii) the prohibition of harassment, discrimination or retaliation arising from submitting concerns regarding questionable accounting, internal accounting controls or auditing matters or participating in an investigation regarding questionable accounting, internal accounting controls or auditing matters. In fiscal 2012, our Board and our Audit Committee approved an amended policy to include matters regarding violations of federal or state securities laws, or the commission of bribery. This policy, called "Reporting Legal Non-Compliance," was created in accordance with

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applicable SEC rules and Nasdaq listing requirements. A copy of this policy is available at https://ir.microchip.com/governance/governance-documents.

Compensation Committee

Our Compensation Committee makes compensation decisions regarding our executive officers and administers our equity incentive and employee stock purchase plans adopted by our Board. The responsibilities of our Compensation Committee are further described in the committee charter which was amended and restated as of May 21, 2024. The committee charter is available at https://ir.microchip.com/governance/governance-documents.

In May 2025, the Board determined that all members of our Compensation Committee are independent directors as defined by applicable SEC rules, Nasdaq listing standards and other requirements. For more information on our Compensation Committee, please refer to the "Executive Compensation - Compensation Discussion and Analysis" at page 34.

Nominating, Governance, and Sustainability Committee

Our Nominating, Governance, and Sustainability Committee has the responsibility to help ensure that our Board is properly constituted to meet its fiduciary obligations to our stockholders and Microchip and that we have and follow appropriate governance standards. In so doing, the Nominating, Governance, and Sustainability Committee identifies and recommends director candidates, develops and recommends governance principles, and recommends director nominees to serve on committees of the Board. The responsibilities of our Nominating, Governance, and Sustainability Committee are further described in the committee charter, as amended as of May 21, 2024, which is available at https://ir.microchip.com/governance/governance-documents.

Our Nominating, Governance, and Sustainability Committee also oversees our policies and practices relating to ESG and other public policy matters relevant to Microchip. In this regard, the committee reviews and reports to the Board, and discusses with management, on a periodic basis, matters of corporate responsibility and sustainability performance, including potential long and short-term trends and impacts to our business of environmental, social, human capital, and governance issues, including our public reporting on these topics.

In May 2025, the Board determined that all members of the Nominating, Governance, and Sustainability Committee are independent directors as defined by applicable SEC rules and Nasdaq listing standards.

When considering a candidate for a director position, the Nominating, Governance, and Sustainability Committee looks for demonstrated character, judgment, relevant business, functional and industry experience, and a high degree of skill. The Nominating, Governance, and Sustainability Committee believes it is important that the members of the Board represent a broad range of viewpoints. Accordingly, the Nominating, Governance, and Sustainability Committee considers a variety of factors in identifying and evaluating director nominees, including differences in education, professional experience, viewpoints, technical skills, individual expertise, ethnicity and personal background. The Nominating, Governance, and Sustainability Committee evaluates director nominees recommended by a stockholder in the same manner as it would any other nominee. The Nominating, Governance, and Sustainability Committee will consider nominees recommended by stockholders provided such recommendations are made in accordance with procedures described in this proxy statement under "Requirements and Deadlines Regarding 2026 Stockholder Proposals or Nominations" and "Other Business and Director Nominations to Be Presented at the Annual Meeting" at page 67.

Attendance at the Annual Meeting of Stockholders

All directors are encouraged, but not required, to attend our annual meeting of stockholders. All then serving directors attended our Annual Meeting of Stockholders on August 20, 2024.

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REPORT OF THE AUDIT COMMITTEE (*)

Our Board has adopted a written charter setting out the purposes and responsibilities of the Audit Committee. The Board and the Audit Committee review and assess the adequacy of the charter on an annual basis. A copy of the Audit Committee Charter is available at https://ir.microchip.com/governance/governance-documents.

Each of the directors who serves on the Audit Committee meets the independence and experience requirements of the SEC rules and Nasdaq listing standards. This means that the Microchip Board has determined that no member of the Audit Committee has a relationship with Microchip that may interfere with such member's independence from Microchip and its management, and that all members have the required knowledge and experience to perform their duties as committee members.

We have received from Ernst & Young LLP the written disclosure and the letter required by Rule 3526 of the Public Company Accounting Oversight Board ("PCAOB") (Communication with Audit Committees Concerning Independence) and have discussed with Ernst & Young LLP their independence from Microchip. We also discussed with Ernst & Young LLP all matters required to be discussed by PCAOB standards and the applicable requirements of the SEC. We have considered whether and determined that the provision of the non-audit services rendered to us by Ernst & Young LLP during fiscal 2025 was compatible with maintaining the independence of Ernst & Young LLP.

We have reviewed and discussed with management the audited annual financial statements included in Microchip's Annual Report on Form 10-K for the fiscal year ended March 31, 2025 and filed with the SEC, as well as the unaudited financial statements filed with Microchip's quarterly reports on Form 10-Q. We also met with both management and Ernst & Young LLP to discuss those financial statements.

Based on these reviews and discussions, we recommended to the Board that Microchip's audited financial statements be included in Microchip's Annual Report on Form 10-K for the fiscal year ended March 31, 2025 for filing with the SEC.

By the Audit Committee of the Board:

Matthew W. Chapman (Chair)	Karlton D. Johnson**	Karen M. Rapp
________________________

(*) The Report of the Audit Committee is not "soliciting" material and is not deemed "filed" with the SEC, and is not incorporated by reference into any filings of Microchip under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this proxy statement and irrespective of any general incorporation language contained in such filings.
(**) Mr. Johnson stepped down from the Board on May 20, 2025.

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Director Compensation

Procedures Regarding Director Compensation

The Board, including executive officers serving on the Board, sets non-employee director compensation. Microchip does not pay employee directors for services provided as a member of the Board of Directors. Our program of cash and equity compensation for non-employee directors is designed to achieve the following goals: compensation should fairly pay directors for work required for a company of Microchip's size and scope; compensation should align directors' interests with the long-term interests of stockholders; compensation should be competitive so as to attract and retain qualified non-employee directors; and the structure of the compensation should be simple, transparent and easy for stockholders to understand. Non-employee director compensation is typically reviewed once per year to assess whether any adjustment is needed to further such goals. In fiscal 2024, the Compensation Committee considered input from an independent consultant when considering non-employee director compensation matters.

Director Fees

During fiscal 2025, non-employee directors received an annual retainer of $100,000, paid in quarterly installments. Directors do not receive any additional compensation for telephonic meetings of the Board, or for meetings of committees of the Board. Our Lead Independent Director receives an additional annual fee of $30,000, paid in quarterly installments for their service in that role and the non-employee Chairs of Audit Committee, Compensation Committee and Nominating, Governance, and Sustainability Committee receives additional annual fees of $30,000, $20,000 and $10,000 respectively, paid in quarterly installments, for their service in that role. If our Board Chair is a non-employee director, such director will receive an additional annual fee of $50,000, paid in quarterly installments.

Our non-employee directors agreed to reduce the foregoing non-employee director fee payments by 20% effective February 19, 2024 in connection with other expense reduction actions taken by our management team in light of weak business conditions. Consistent with the continued weak macroeconomic environment, the reduction in director fees continued until March 31, 2025 at which time the directors were reimbursed for the reduced fees.

Equity Compensation

During fiscal 2025, under the terms of our 2004 Equity Incentive Plan, on the date of our annual meeting of stockholders, each non-employee director is automatically granted that number of RSUs equal to $200,000 divided by the fair market value of a share of our common stock on the grant date, which RSUs shall vest in full on the earlier of (i) one day prior to the next annual meeting of stockholders, or (ii) one year from the date of grant. When a non-employee director is first appointed to the Board, the number of RSUs to be granted to such new director shall be pro-rated to reflect the portion of the year that the new director served on the Board.

All vesting of the above grants is contingent upon the non-employee director maintaining his or her continued status as a non-employee director through the applicable vesting date. In the event a non-employee director retires or elects not to stand for reelection, the vesting of any RSUs that would vest within one year of the date that such director notifies the Board of his or her decision to retire or not stand for reelection would be accelerated.

In accordance with the foregoing, on August 20, 2024, each of Mr. Chapman, Ms. Barker, Mr. Johnson, Mr. Rango and Ms. Rapp were granted 2,491 RSUs, Mr. Peng received an initial grant of 2,010 RSUs when he joined the Board on February 10, 2025 and Mr. Cassidy received an initial grant of 1,258 RSUs when he joined the Board on May 2, 2025.

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The following table details the total compensation for Microchip's directors for fiscal 2025:

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Steve Sanghi (2)	36,278	—	—	—	36,278
Ganesh Moorthy (3)	—	—	—	—	—
Ellen L. Barker	102,308	195,517	—	—	297,825
Rick Cassidy(4)	—	—	—	—	—
Matthew W. Chapman	143,924	195,517	—	—	339,441
Karlton D. Johnson(5)	108,449	195,517	—	—	303,966
Wade F. Meyercord(6)	61,342	—	—	—	61,342
Victor Peng(7)	13,889	101,041	—	—	114,930
Robert A. Rango(8)	100,919	195,517	—	—	296,436
Karen M. Rapp	118,679	195,517	—	—	314,196

(1)The award of 2,491 RSUs to each of the non-employee directors on August 20, 2024 (other than Mr. Meyercord) had a fair value on the grant date of $78.49 per share and a market value on the grant date of $80.28 per share with an aggregate market value of each award of approximately $200,000.
(2)Mr. Sanghi served as a non-employee director on our Board between August 20, 2024 and November 18, 2024. During that period, Mr. Sanghi received cash compensation for his service on our Board. Mr. Sanghi did not receive any additional compensation for his service on our Board during the periods in which he served as an executive officer of Microchip.
(3)Mr. Moorthy was an executive officer of Microchip and did not receive any additional compensation for his service on our Board. Mr. Moorthy retired from the Board and as an executive officer of Microchip effective November 18, 2024.
(4)Mr. Cassidy was elected to our Board on May 2, 2025 and therefore did not receive any Board compensation during fiscal 2025.
(5)Mr. Johnson stepped down from the Board effective May 20, 2025.
(6)Mr. Meyercord retired from the Board effective August 20, 2024.
(7)The initial award of 2,010 RSUs to Mr. Peng on February 10, 2025 was prorated and had a fair value on the grant date of $50.27 per share, and a market value on the grant date of $52.05 per share, with an aggregate market value of approximately $100,000.
(8)Mr. Rango retired from the Board effective February 19, 2025.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is currently comprised of Ms. Rapp (Chair), Mr. Cassidy and Mr. Peng. Ms. Barker, Mr. Johnson, Mr. Meyercord and Mr. Rango also served on the Compensation Committee during fiscal 2025. Each such person is an independent director. None of the directors who served on the Compensation Committee during fiscal 2025 or who currently serve on the Compensation Committee, had any related-party transaction with Microchip during fiscal 2025 other than compensation for service as a director, as applicable. In addition, none of such directors has a relationship that would constitute a compensation committee interlock under applicable SEC rules. During fiscal 2025, no Microchip executive officer served on the compensation committee (or equivalent) or the board of directors of another entity whose executive officer(s) served either on Microchip's Compensation Committee or Board.

CERTAIN TRANSACTIONS

During fiscal 2025, Microchip had no related-party transactions within the meaning of applicable SEC rules.

Pursuant to its charter, the Audit Committee reviews issues involving potential conflicts of interest and reviews and approves all related-party transactions as contemplated by Nasdaq and SEC rules and regulations. The Audit Committee may consult with the Board regarding certain conflict of interest matters that do not involve a member of the Board.

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SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) and related rules under the Securities Exchange Act of 1934 require our directors, executive officers and stockholders holding more than 10% of our common stock to file reports of holdings and transactions in Microchip stock with the SEC and to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us during fiscal 2025, and written representations from our directors and executive officers that no other reports were required, we believe that all Section 16(a) filing requirements applicable to our directors, executive officers and stockholders holding more than 10% of our common stock were met for fiscal 2025.

2025 Proxy Statement	23

PROPOSAL ONE

ELECTION OF DIRECTORS

The Board currently consists of six directors: Ellen L. Barker, Rick Cassidy, Matthew W. Chapman, Victor Peng, Karen M. Rapp and Steve Sanghi. Each of our six directors were nominated for re-election to the Board at the annual meeting and each of the nominated directors has agreed to continue serving if re-elected.

Unless proxy cards are otherwise marked, the persons named in the proxy card will vote such proxy for the election of the nominees named below. If any of the nominees becomes unable or declines to serve as a director at the time of the annual meeting, the persons named in the proxy card will vote such proxy for any nominee designated by the current Board to fill the vacancy. We do not expect that any of the nominees will be unable or will decline to serve as a director.

The Board and the Nominating, Governance, and Sustainability Committee have carefully considered the experience, structure, culture, operation, interactions, collaboration and performance of the current Board; the talents, expertise and contributions of individual directors; the growth and creation of stockholder value under the Board's leadership; the continued evolution of Microchip; the Board's role in continuing to develop and lead the strategic direction of Microchip; the continued change and consolidation in the semiconductor industry; anticipated future challenges and opportunities facing Microchip; and the Board's ongoing commitment to ensuring the long-term sustainability of Microchip to the benefit of its stockholders.

Our Board has determined that each of the following nominees for director is an independent director as defined by applicable SEC rules and Nasdaq listing standards: Ms. Barker, Mr. Cassidy, Mr. Chapman, Mr. Peng and Ms. Rapp.

The term of office of each person who is elected as a director at the annual meeting will continue until the 2026 Annual Meeting of Stockholders and until a successor has been elected and qualified.

Vote Required; Board Recommendation

A nominee for director in an uncontested election shall be elected to the Board if the votes cast for such nominee's election exceed the votes cast against such nominee's election (with votes cast excluding abstentions, withheld votes or broker "non-votes").

The Board and the Nominating, Governance, and Sustainability Committee believe that fostering continuity on the Board by nominating all six of our current directors for re-appointment is instrumental to the ongoing execution of our mission and strategy, as well as to the delivery of sustainable long-term value to our stockholders.

Our Board desires a mix of background and experience among its members. Our Board does not follow any ratio or formula to determine the appropriate mix. Rather, it uses its judgment to identify nominees whose backgrounds, attributes and experiences, taken as a whole, will contribute to the high standards of board service at Microchip. Maintaining a balance of tenure among the directors is also part of the Board's consideration. The effectiveness of the Board's approach to Board composition decisions is evidenced by the directors' participation in the insightful and robust, yet respectful, deliberation that occurs at Board and Board committee meetings, and in shaping the agendas for those meetings.

Our Board and executive management are dedicated to creating an environment where a variety of perspectives are valued and considered. Each Board member contributes unique experiences and viewpoints to our discussions. In addition to a range of backgrounds and experiences, we also recognize the importance of other unique attributes that directors may bring, including military service. We are proud to have a military veteran currently serving on our Board.

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Based on these considerations, among others, the Board unanimously recommends that stockholders vote "FOR" the nominees listed below.

Key Experience Highlights:
•November 2024 to Present - Chair of the Board, CEO and President, Microchip Technology Incorporated
•1993 to November 2024 - Chair of the Board of Directors, Microchip Technology Incorporated
•1991 to 2021 - CEO, Microchip Technology Incorporated
•1990 to 2016 - President, Microchip Technology Incorporated

Membership on Other Public Boards:
•2024 to Present - Intel Corporation, Board Member
•2021 to Present - Impinj, Inc., Board Chair
•2018 to 2020 - Mellanox Technologies Ltd.

Education:
•M.S. in Electrical and Computer Engineering from the University of Massachusetts
•B.S. in Electronics and Communication from Punjab University

Steve Sanghi Chair of the Board Age: 69 years old Director Since: August 1990
The Board concluded that Mr. Sanghi should be nominated to serve as a director since he previously served as Chief Executive Officer of Microchip for over 30 years and has provided very strong leadership to Microchip over this period. The Board believes that Mr. Sanghi's management skills and technology and industry experience have been instrumental to Microchip's extraordinary growth and profitability over the past 30 years and to the strong position Microchip has attained in its key markets. The Board believes that these skills make him well-suited to serve as the Chair of Microchip’s Board.

Microchip Board Committees:
•Nominating, Governance, and Sustainability Committee (Chair)
•Audit Committee

Key Experience Highlights:
•2024 to Present - Board of Directors, Microchip Technology Incorporated
•2017 to 2021 - Senior Vice President and Chief Information Officer, Texas Instruments
•2014 to 2016 - Vice President, Chief Information Officer, Texas Instruments
•2011 to 2014 - Vice President, Controller and National Semiconductor Integration Manager, Texas Instruments

Education:
•M.B.A in Business Administration from the University of Dallas
•B.A. in Business Administration from the University of Texas

Ellen L. Barker Independent Age: 62 years old Director Since: February 2024
The Board concluded that Ms. Barker should be nominated to serve as director given her extensive experience of over 36 years as a senior executive in the technology and finance sectors, where she has significantly contributed to the global growth of the semiconductor companies that employed her. The Board believes her leadership roles within various divisions such as analog, embedded processing, manufacturing, and defense, including her tenure as vice president and controller of several analog businesses, makes her well-suited to serve on the Board's Audit Committee and as Chair of the Nominating, Governance, and Sustainability Committee.

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Microchip Board Committees:
•Compensation Committee
•Nominating, Governance, and Sustainability Committee

Key Experience Highlights:
•May 2025 to Present - Board of Directors, Microchip Technology Incorporated
•2023 to 2025 - Chairman, TSMC Arizona*
•2014 to 2025 - Senior Vice President, Corporate Strategy Office, TSMC Ltd.*
•2020 to 2023 - President and CEO, TSMC Arizona
•2008 to 2014 - Corporate Vice President, TSMC Ltd.
•2005 to 2018 - President and CEO, TSMC North America

Membership on Other Public Boards:
•February 2025 to Present - SanDisk Corporation, Board Member

Education:
•B.S. in Engineering from United States Military Academy at West Point

Rick Cassidy Independent Age: 73 years old Director Since: May 2025
*Mr. Cassidy served as Chairman of TSMC Arizona and as Senior Vice President, Corporate Strategy Office of TSMC Ltd. until July 1, 2025, and is currently an employee of TSMC Ltd.

The Board concluded that Mr. Cassidy should be nominated to serve as director, recognizing his exceptional and distinguished career in the semiconductor industry. With over 45 years of experience, including senior leadership roles at Taiwan Semiconductor Manufacturing Co. Ltd. (TSMC) and National Semiconductor, Mr. Cassidy has expertise in corporate strategy, customer trust, and operational excellence. Additionally, his service on the Global Semiconductor Alliance Board of Directors highlights his commitment to advancing the worldwide semiconductor ecosystem. The Board believes that Mr. Cassidy’s strategic vision, industry leadership, and dedication to innovation make him qualified to serve on the Board's Compensation Committee and the Nominating, Governance, and Sustainability Committee.

Microchip Board Committee:
•Audit Committee (Chair)

Key Experience Highlights:
•1997 to Present - Board of Directors, Microchip Technology Incorporated; Audit Committee Chair since 1997; Lead Independent Director since 2024
•2007 to 2018 - CEO of Northwest Evaluation Association, a not-for-profit education services organization providing computer adaptive testing for millions of students throughout the United States and in 140 other countries
•2002 to 2006 - Chair and CEO of Centrisoft, a privately held software company providing bandwidth management for large-scale networks.
•1987 to 2000 - CEO of Concentrex Incorporated, which became a publicly held company specializing in supplying software solutions and service to U.S. financial institutions

Membership on Other Public Boards:
•1987 to 2000 - Concentrex Incorporated, Board Chair

Education:
•J.D. from the University of Oregon School of Law
•B.S. in Economics from the University of Portland

Matthew W. Chapman Lead Independent Director Age: 74 years old Director Since: May 1997
The Board concluded that Mr. Chapman should be nominated to serve as a director due to his significant CEO-level experience at several corporations. The Board also recognizes Mr. Chapman's experience in financial matters, management and public company governance. This background establishes him as an audit committee financial expert under applicable rules and makes him well-suited to serve as Chair of the Audit Committee of the Board. Additionally, the Board has appointed Mr. Chapman as the Lead Independent Director, recognizing his leadership skills and ability to provide independent oversight and guidance.

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Microchip Board Committees:
•Compensation Committee
•Nominating, Governance, and Sustainability Committee

Key Experience Highlights:
•February 2025 to Present - Director, Microchip Technology Incorporated
•2022 to 2024 - President, Advanced Micro Devices, Inc.
•2018 to 2022 - Xilinx Inc., CEO

Membership on Other Public Boards:
•2019 to Present - KLA Corporation, Board Member
•2017 to 2022 - Xilinx Inc., Board Member

Education:
•M.Eng. in Electrical Engineering from Cornell University
•B.S. in Electrical Engineering from Rensselaer Polytechnic Institute

Victor Peng Independent Age: 65 Director Since: February 2025
The Board concluded that Mr. Peng should be nominated to serve as director, recognizing his extensive and distinguished career in the technology industry. With over 40 years of experience, including leadership and board roles, Mr. Peng has a proven track record of accelerating growth and transforming companies. He brings deep industry knowledge and valuable governance experience. The Board believes that his management skills and industry expertise make him exceptionally well-suited to serve on both the Compensation Committee and the Nominating, Governance, and Sustainability Committee.

Microchip Board Committees:
•Compensation Committee (Chair)
•Audit Committee

Experience - Highlights:
•2021 to Present - Board of Directors, Microchip Technology Incorporated
•2023 - Strategic Advisor to the CEO, National Instruments Corporation
•2017 to 2023 - Chief Financial Officer of National Instruments Corporation, a publicly traded company specializing in automated test and measurement systems
•2015 to 2017 - Senior Vice President of Corporate Development of NXP Semiconductors N.V.
•2013 to 2015 - Vice President and Chief Information Officer, Freescale Semiconductor

Membership on Other Public Boards:
•2024 to Present - Cohu, Inc., Board Member
•2018 to Present - Plexus Corp., Board Member

Education:
•NACD Directorship Certified
•M.B.A. from the University of Texas at Austin
•B.S. in Finance from Northern Illinois University

Karen M. Rapp Independent Age: 57 Director Since: January 2021
The Board concluded that Ms. Rapp should be nominated to serve as a director due to her significant experience as a senior executive and board member of a number of companies in the technology industry, as well as being NACD Directorship Certified. The Board believes that Ms. Rapp's background makes her well-suited to serve on the Board's Audit Committee and as Chair of the Compensation Committee. The Board also recognizes her experience in financial matters and that her background establishes her as an audit committee financial expert under applicable rules.

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PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has appointed Ernst & Young LLP, independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending March 31, 2026. Ernst & Young LLP has audited our financial statements since the fiscal year ended March 31, 2002 and has served as our independent registered public accounting firm since June 2001. The partner in charge of our audit is rotated every five years. Other partners and non-partner personnel are rotated on a periodic basis as required.

We anticipate that a representative of Ernst & Young LLP will be present at the annual meeting, will have the opportunity to make a statement if they desire and will be available to respond to appropriate questions. Stockholder ratification of the appointment of Ernst & Young LLP is not required by our Bylaws or applicable law. However, our Board chose to submit such appointment to our stockholders for ratification. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection.

Fees Paid to Independent Registered Public Accounting Firm

The following table lists the fees billed or to be billed by Ernst & Young LLP for the last two fiscal years.

	Fiscal Year
	2025	2024
Audit Fees (1)	$7,357,000	$6,668,000
Audit-Related Fees (2)	100,000	51,000
Tax Fees (3)	833,000	854,000
All Other Fees (4)	—	—
Total	$8,290,000	$7,573,000

(1)Represents fees associated with our annual audit, statutory audits required internationally, the audit of our internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002, reviews of our quarterly reports and advice on audit and accounting matters that arose during, or as a result of, the audit or the review of our interim financial statements, statutory audits and the assistance with review of our SEC registration statements.
(2)Represents fees associated with employee benefit plan audits, internal control reviews, accounting consultations and attestation services that are not required by statute or regulation.
(3)Represents fees associated with tax return preparation, tax advice and tax planning.
(4)Represents fees for support and advisory services not related to audit services or tax services.

Our Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by our independent registered public accounting firm. Under the policy, pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget or limit. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Chair of the Audit Committee has the delegated authority from the Audit Committee to pre-approve a specified level of services, and such pre-approvals are then communicated to the full Audit Committee at its next scheduled meeting. During fiscal 2025, all audit and non-audit services rendered by Ernst & Young LLP were approved in accordance with our pre-approval policy.

Our Audit Committee has determined that the non-audit services rendered by Ernst & Young LLP during fiscal 2025 and fiscal 2024 were compatible with maintaining the independence of Ernst & Young LLP.

Vote Required; Board Recommendation

The affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal at the 2025 Annual Meeting is required to approve the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of Microchip for the fiscal year ending March 31, 2026. Abstentions and broker "non-votes" are no

2025 Proxy Statement	28

t counted as votes cast affirmatively or negatively and thus will not affect the outcome of the voting on such proposal. Because this is a routine proposal, we do not expect any broker "non-votes".

Upon the recommendation of our Audit Committee, our Board unanimously recommends that stockholders vote "FOR" Proposal Two, the ratification of our independent registered public accounting firm, as described in this Proxy Statement.

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PROPOSAL THREE

APPROVAL OF EXECUTIVE COMPENSATION

As contemplated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act"), Section 14A of the Securities Exchange Act of 1934 enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC's rules (commonly referred to as a "Say-on-Pay").

At our most recent Annual Meeting of Stockholders on August 20, 2024, 94.22% of the votes cast were voted in support of our Say-on-Pay proposal. Also, at such Annual Meeting, our stockholders approved a Say-on-Pay frequency period of one year and, based on such approval, we determined to conduct a Say-on-Pay vote each year.

As described in the section "Executive Compensation — Compensation Discussion and Analysis," our executive compensation program is a comprehensive package designed to motivate our executive officers to achieve our corporate objectives and is intended to be competitive and allow us to attract and retain highly qualified executive officers. We believe that the various elements of our executive compensation program work together to promote our goal of ensuring that total compensation should be related to both our performance and individual performance.

Stockholders are urged to read the "Executive Compensation — Compensation Discussion and Analysis" section of this Proxy Statement, beginning on page 34 which discusses how our executive compensation policies implement our compensation philosophy, and the "Compensation of Named Executive Officers" section of this Proxy Statement, which contains tabular information and narrative discussion about the compensation of our named executive officers. These sections provide additional details about our executive compensation programs, including information about the fiscal 2025 compensation of our named executive officers. The Compensation Committee and our Board believe that these policies are effective in implementing our compensation philosophy and in achieving our goals.

We are asking our stockholders to indicate their support for our executive compensation as described in this Proxy Statement. This Say-on-Pay proposal gives our stockholders the opportunity to express their views on our named executive officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking our stockholders to approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the "Executive Compensation — Compensation Discussion and Analysis," the "Summary Compensation Table" and the other related tables and disclosures.

The Say-on-Pay vote is advisory, and therefore not binding on us, the Compensation Committee or our Board. However, our Board and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders' concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. Our current policy is to provide stockholders with an opportunity to approve the compensation of our named executive officers each year at our annual meeting of stockholders. Thus, it is expected that the next such vote will occur at our 2026 Annual Meeting.

Our executive officers have an interest in the approval of Proposal Three because the proposal relates to the compensation of our executive officers.

Vote Required; Board Recommendation

The affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal at the 2025 Annual Meeting is required to approve the compensation of our named executive officers on an advisory (non-binding) basis. Abstentions and broker "non-votes" are not counted as votes cast affirmatively or negatively for purposes of approving the

2025 Proxy Statement	30

compensation of our named executive officers on an advisory (non-binding) basis and thus will not affect the outcome of the voting on such proposal.

Our Board unanimously recommends voting "FOR" Proposal Three, the approval, on an advisory (non-binding) basis, of the compensation of our named executive officers, as described in this Proxy Statement.

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SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS,
DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information concerning the beneficial ownership of our common stock as of June 20, 2025 for: (a) each director and director nominee, (b) our CEO, our CFO and the three other most highly compensated executive officers named in the "Summary Compensation Table," (c) all current directors and executive officers as a group, and (d) each person who is known to us to own beneficially more than 5% of our common stock. Except as otherwise indicated in the footnotes to this table, and subject to applicable community property laws and joint tenancies, the persons named in this table have sole voting and investment power with respect to all shares of common stock held by such person:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Common Stock (1)
The Vanguard Group, Inc. (2)	66,660,817	12.35
BlackRock, Inc. (3)	50,719,406	9.40
State Street Corporation (4)	27,720,233	5.14
Steve Sanghi (5)	10,171,819	1.88
Ganesh Moorthy (6)	823,578	*
Matthew W. Chapman (7)	40,665	*
Karen M. Rapp (7)	11,137	*
Ellen L. Barker (7)	3,797	*
Victor Peng (8)	2,326	*
Rick Cassidy (9)	1,258	*
Richard J. Simoncic (10)	154,325	*
J. Eric Bjornholt (11)	39,659	*
Mathew B. Bunker (12)	30,341	*
Joseph R. Krawczyk II (13)	16,908	*
All current directors and executive officers as a group (10 people) (14)	10,472,235	1.94

* Represented less than 1% of the outstanding shares of common stock as of June 20, 2025. Our shares of common stock outstanding at June 20, 2025 were 539,674,554.

(1)For each individual and group included in the table, the number of shares beneficially owned includes shares of common stock issuable to the identified individual or group pursuant to RSUs that will vest within 60 days of June 20, 2025. With respect to RSUs that will vest within 60 days of June 20, 2025, the full vesting amount of shares has been included in the table, however, the actual shares issued are expected to be lower as the shares actually issued will be net of taxes. In calculating the percentage of ownership of each individual or group, share amounts that are attributable to RSUs that vest within 60 days of June 20, 2025 are deemed to be outstanding for the purpose of calculating the percentage of shares of common stock owned by such individual or group, but are not deemed to be outstanding for the purpose of calculating the percentage of shares of common stock owned by any other individual or group. Unless otherwise indicated, the address for each stockholder listed is: c/o Microchip Technology Incorporated, 2355 West Chandler Boulevard, Chandler, Arizona 85224-6199.
(2)Address is 100 Vanguard Boulevard, Malvern, PA 19355. All information is based solely on the Schedule 13G/A filed by The Vanguard Group, Inc. on February 13, 2024, with the exception of the percentage of common stock held which is based on shares outstanding at June 20, 2025. Such Schedule 13G/A indicates that The Vanguard Group, Inc. (i) has sole power to dispose of or direct the disposition of 64,341,989 shares of common stock and shared power to dispose of or direct the disposition of 2,318,828 shares of common stock; and (ii) has shared power to vote or direct the vote of 714,871 shares of common stock.
(3)Address is 50 Hudson Yards, New York, NY 10001. All information is based solely on the Schedule 13G/A filed by BlackRock, Inc. on April 24, 2025, with the exception of the percentage of common stock held which is based on shares outstanding at June 20, 2025. Such Schedule 13G/A indicates that BlackRock, Inc. (i) has sole power to dispose of or direct the disposition of 50,719,406 shares of common stock; and (ii) has sole power to vote or direct the vote of 47,353,121 shares of common stock.
(4)Address is One Congress Street, Suite 1, Boston, MA 02114. All information is based solely on the Schedule 13G/A filed by State Street Corporation on February 5, 2025, with the exception of the percentage of common stock held which is based on shares outstanding at June 20, 2025. Such Schedule 13G/A indicates that State Street Corporation (i) has shared power to dispose of or direct the disposition of 27,718,000 shares of common stock; and (ii) has shared power to vote or direct the vote of 18,108,756 shares of common stock.

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(5)Includes 4,255,263 shares held of record by The Sanghi Trust (the "Sanghi Trust"), 5,905,872 shares held of record by The Sanghi Family Limited Partnership (the "Family Limited Partnership"), and includes an aggregate of 10,684 shares subject to RSUs that vest within 60 days of June 20, 2025. Steve Sanghi and Maria T. Sanghi are the sole trustees of the Sanghi Trust. The Sanghi Trust is the sole member of the Sanghi LLC which is the sole general partner of the Family Limited Partnership.
(6)All of the 823,578 shares are held of record by Ganesh Moorthy and Hema Moorthy as trustees.
(7)Includes an aggregate of 2,491 shares subject to RSUs that vest within 60 days of June 20, 2025.
(8)Includes an aggregate of 2,010 shares subject to RSUs that vest within 60 days of June 20, 2025.
(9)Includes an aggregate of 1,258 shares subject to RSUs that vest within 60 days of June 20, 2025.
(10)Includes an aggregate of 149,493 shares held of record by Richard Simoncic and Melody Simoncic as trustees, and 4,832 RSUs that vest within 60 days of June 20, 2025.
(11)Includes 34,313 shares held of record by J. Eric Bjornholt as trustee, and includes an aggregate of 5,346 shares subject to RSUs that vest within 60 days of June 20, 2025.
(12)Includes 27,732 shares held of record by Mathew B. Bunker as trustee, and includes an aggregate of 2,609 shares subject to RSUs that vest within 60 days of June 20, 2025.
(13)Includes 15,269 shares held of record by Joseph R. Krawczyk II as trustee, and includes an aggregate of 1,639 shares subject to RSUs that vest within 60 days of June 20, 2025.
(14)Includes an aggregate of 35,851 RSUs that vest within 60 days of June 20, 2025.

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EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

Overview of the Compensation Program

The members of the Compensation Committee of our Board serving on such committee as of March 31, 2025 and as of the date of this Proxy Statement were Ms. Rapp (Chair) and Ms. Barker. The Compensation Committee considers the performance of our executive officers and makes compensation decisions regarding our executive officers. Our policies for setting compensation for each of our named executive officers (i.e., our CEO, our CFO, and our three other most highly paid executive officers) are the same as those for the rest of our executive officers. Our compensation program is a comprehensive package designed to motivate the executive officers to achieve our corporate objectives and is intended to be competitive and allow us to attract and retain highly qualified executive officers. In general, the types of compensation and benefits provided to our executive officers are similar to those provided to a broad base of Microchip employees, and include salary, cash bonuses, RSUs, and other benefits described below.

Our Executive Compensation Policy and Objectives

Our compensation policy for executive officers, including our named executive officers, and key employees is based on a "pay-for-performance" philosophy. This "pay-for-performance" philosophy emphasizes variable compensation, primarily by placing a large portion of pay at risk. We believe that this philosophy meets the following objectives:
•rewards performance that may contribute to increased stockholder value,
•attracts, retains, motivates and rewards individuals with competitive compensation opportunities,
•aligns an executive officer's total compensation with our business objectives,
•fosters a team environment among our management that focuses their energy on achieving our financial and business objectives consistent with Microchip's "Guiding Values,"
•balances short-term and long-term strategic goals, and
•builds and encourages ownership of our common stock.

Decisions regarding cash and equity compensation also include subjective determinations and consideration of various factors with the weight given to a particular factor varying from time to time and in various individual cases, such as an executive officer's experience in the industry and the perceived value of the executive officer's position to Microchip as a whole.

We believe that the overall compensation levels for our executive officers, including our named executive officers, in fiscal 2025 were consistent with our "pay-for-performance" philosophy and reflected the challenging business conditions we experienced during the year.

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Policy/Practice	Summary
Salary reduction program
In connection with other expense reduction actions taken by our management team due to weakening business conditions, in February 2024, the Compensation Committee approved a 20% salary reduction for Mr. Sanghi and other executive staff members including Mr. Simoncic, Mr. Bjornholt, Mr. Bunker and Mr. Krawczyk. Our non-employee members of the Board also agreed to a 20% reduction in their cash compensation. Due to the continued weak macroeconomic environment, the salary reduction program was in effect until March 31, 2025. In May 2025, the Compensation Committee approved one-time cash payments to our non-employee directors in the amount equal to the aggregate amount of reduced cash compensation for each director.

Clawback/recovery rights	In October 2023, we adopted a compensation recovery ("clawback") policy in compliance with the listing standards of Nasdaq pursuant to which we are required to recover certain incentive-based compensation received by our executive officers as a result of achieving financial performance goals that are not met under any restated financial results.
One-year minimum vesting period for equity awards	Our 2004 Equity Plan requires a minimum one-year vesting period with respect to at least 95% of awards issued thereunder, subject to limited exceptions such as death, disability or a change of control of Microchip.
No excise tax gross-ups	In June 2024, we implemented a new form of change of control agreement that does not provide for an excise tax gross-up payment.
Limited perquisites	We provide limited perquisites or other personal benefits to our Named Executive Officers and generally provide air and other travel for our Named Executive Officers for business purposes only. We do not own or lease private aircraft.
Anti-hedging, pledging and margin policy	Our insider trading policy prohibits short sales and trading in publicly-traded options, such as puts and calls, and other derivative securities with respect to our stock. Also, our policy prohibits pledging our securities as collateral for any loan and prohibits holding our common stock in a margin account.
Stock ownership requirements
We have stock ownership requirements for our Board members, our Chief Executive Officer and our other Named Executive Officers. Our statement regarding our policy can be found on our webpage at: https://ir.microchip.com/governance/governance-documents.

Named Executive Officers

Throughout this discussion and elsewhere in this Proxy Statement, the following individuals are referred to as our "Named Executive Officers":

Steve Sanghi	Richard J. Simoncic	J. Eric Bjornholt	Mathew B. Bunker	Joseph R. Krawczyk II
Chair of the Board, CEO and President	Chief Operating Officer	Senior VP and CFO	Senior VP, Operations	Senior VP, Worldwide Client Engagement

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Executive Compensation Process

The Compensation Committee evaluates and establishes the compensation of our executive officers, including our named executive officers. The Compensation Committee seeks input from our CEO and President when discussing the performance of, and compensation levels for, the executive officers other than himself. Our CEO and President does not participate in deliberations relating to his own compensation.

The Compensation Committee designs our executive compensation program to be competitive with those of other companies in the semiconductor or related industries in our market. The Compensation Committee determines appropriate levels of compensation for each executive officer based on their level of responsibility within the organization, performance, and overall contribution. After such determination, the Compensation Committee makes allocations between long-term and short-term as well as the cash and non-cash elements of compensation. Microchip's financial and business objectives, the salaries of executive officers in similar positions with comparable companies and individual performance are considered in making these determinations. To the extent compensation information is reviewed for other companies, it is obtained from published materials such as proxy statements, and information gathered from such companies directly. We do not utilize a specific peer group in our review.

In August 2022, the Compensation Committee engaged Compensia as its independent compensation consultant to provide a detailed review of Microchip’s executive compensation relative to the competitive market, including an analysis of executive compensation relative to market data, an analysis of the retention power of outstanding unvested equity awards and to review existing change of control agreements. The competitive data used for such analysis was from Compensia’s proprietary database which includes semiconductor and hardware companies with revenues between $1.0 billion and $40.0 billion and a market capitalization greater than $2.0 billion. Other than the foregoing engagement, Compensia did not provide any other services for us or the Compensation Committee in fiscal 2023 or fiscal 2024. In fiscal 2025, Compensia was paid to advise the Compensation Committee on a retirement matter for less than $1,000.

The Compensation Committee evaluated its relationship with Compensia to ensure that it believes that such firm is independent from management. This review process included a review of the services that such compensation consultant provided, the quality of those services and the fees associated with the services provided. Based on this review, as well as consideration of the factors affecting independence set forth in the listing standards of Nasdaq and the relevant SEC rules, the Compensation Committee has determined that no conflict of interest was raised by Compensia's work and that Compensia met the independence requirements of such rules.

The Compensation Committee used the analysis from Compensia described above to assess the overall reasonableness and competitiveness of the compensation packages for our executive officers but exercised its judgment in setting compensation levels and allocating compensation among the various elements of each executive’s total compensation package. The recommendations of Compensia regarding our change of control agreements are reflected in the new form of agreement which was approved in May 2024. Other than the engagement of Compensia described above, we do not engage consultants to assist with executive compensation matters.

The executive officer compensation process begins with consideration of Microchip's overall budget for employee compensation. The Compensation Committee considers the budgeted salary data and individual executive officer salary increases are determined with the goal of keeping the executive officer salary increases within the budgeted range for other employees. In setting salaries for executive officers, the Compensation Committee may consider relevant industry data but does not target any overall industry percentage level or average.

Microchip's compensation budget is created as part of its annual and quarterly operating plan processes under which business and financial objectives are initially developed by our executive officers, in conjunction with their respective business units, and then discussed with and approved by our CEO and President. These objectives are then reviewed by our Board and are the overall financial and business objectives on which incentive compensation is based.

The Compensation Committee sets the compensation of our CEO and President in the same manner as each of our other executive officers. In particular, the Compensation Committee considers such executive’s level of responsibility, performance, and overall contribution to the results of the organization. The Compensation Committee also considers the compensation of executives of other companies in the semiconductor or related industries in our market. Mr. Sanghi and Mr. Moorthy (during the time he was our CEO and President) participate in the same cash incentive, equity incentive and benefit programs as our other executive officers. For example, their compensation is subject to the same performance metrics as our other executive officers under our Management Incentive Compensation Plan ("MICP").

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For fiscal 2025, the Compensation Committee reviewed and approved the total compensation package of all of our executive officers, including the elements of compensation discussed below, and determined the amounts to be reasonable and competitive.

At our last Annual Meeting of Stockholders held on August 20, 2024, our stockholders approved an advisory (non-binding) proposal concerning our executive compensation program with approximately 94.22% of the votes cast in favor of the proposal. The Compensation Committee considered the results of this vote in establishing the compensation program for fiscal 2026.

Elements of Compensation

Our executive compensation program is currently comprised of four major elements:
•annual base salary,
•incentive cash bonuses,
•equity compensation, and
•compensation and employee benefits generally available to all of our employees.

The retirement benefits and other benefits offered to our executive officers are largely the same as those we provide to a broad base of employees. While our executive officers' level of participation in our management incentive compensation plans and equity incentive plans is typically higher than for our non-executive employees, based on the officers' level of responsibility and industry experience, the plans in which our executive officers are eligible to participate are very similar to those for many of our other employees. The Compensation Committee reviews each element of compensation separately and total compensation as a whole, other than those benefits which are available to all employees. The Compensation Committee determines the appropriate mix of elements to meet our compensation objectives and to help ensure that we remain competitive with the compensation practices in our industry and market.

Although our executive officers are entitled to certain severance and change of control benefits (as described below), the Compensation Committee does not consider such benefits to be elements of compensation for purposes of annual compensation reviews because such benefits may never be paid.

Base Salaries. When setting base salaries, we review the business and financial objectives for Microchip as a whole, as well as the objectives for each of the individual executive officers relative to their respective areas of responsibility. In particular, we consider our overall level of net sales and end market demand and the level of net sales and end market demand in our strategic business units, non-GAAP gross profit, non-GAAP operating expenses, non-GAAP operating income, non-GAAP net income per diluted share, adjusted cash flow from operating activities, expected capital expenditures and other financial considerations in setting our budgets for salaries. We also consider the individual performance of our named executive officers including the officer's level of responsibility, performance, overall contribution to the results of the organization, the officer's base salary relative to the salaries of our other officers, salary relative to comparable positions in the industry and market, the officer's overall compensation including incentive cash bonuses and equity compensation and the officer's performance relative to expectations. We do not assign any specific weight to any such factor but consider such factors as a whole for each executive. This review encompasses the objectives for both the immediately preceding fiscal year and the upcoming fiscal year. Based on the foregoing, the base salary of our former CEO and President, Mr. Moorthy, which was $693,192, and the base salaries of our other executive officers did not change from fiscal 2024 to fiscal 2025 due to weak business conditions. Mr. Sanghi was appointed as CEO and President in November 2024 and his base salary was set at $957,443. In setting Mr. Sanghi's base salary, the Compensation Committee considered the base salary that Mr. Sanghi was earning when he previously served as CEO in 2021 and adjusted such amount to reflect inflation and the level of salary increases for other executives over such period.

In connection with other expense reduction actions taken by our management team in light of adverse business conditions, in February 2024, the Compensation Committee approved a 20% salary reduction for Mr. Moorthy (our former CEO and President), Mr. Sanghi and our other executive staff members (including Mr. Simoncic, Mr. Bjornholt, Mr. Bunker and Mr. Krawczyk). The 20% salary reduction program ended on March 31, 2025.

Incentive Cash Bonuses. The Compensation Committee sets performance goals which, if met, result in quarterly payments to our executive officers under the MICP. The Compensation Committee establishes performance goals which it believes are challenging, require a high level of performance and motivate participants to drive stockholder value, but which goals are expected to be achievable in the context of business conditions anticipated at the time the goals are set. When setting the performance goals, the Compensation Committee places more emphasis on the overall expected financial performance of Microchip rather than on the achievement of any one individual goal. The Compensation Committee believes

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that this focus on the overall payout incentivizes outstanding performance across the corporation and drives the overall financial success of the corporation. In addition to the performance metrics in the MICP, there is a discretionary component which the Compensation Committee uses to help achieve the overall objectives of the program.

The performance metrics under the MICP are determined by the Compensation Committee at the beginning of each quarter and may be based on GAAP financial results, non-GAAP financial results or other metrics at the discretion of the Compensation Committee. For fiscal 2025, certain of our performance metrics under the MICP such as those based on gross profit as a percentage of net sales, operating expenses as a percentage of net sales, operating income as a percentage of net sales and diluted net income per common share were based on non-GAAP financial results which are adjusted, as applicable, for the effect of share-based compensation, cybersecurity incident expenses, restructuring charges, expenses related to our acquisition activities (including intangible asset amortization, severance, and other restructuring costs, and legal and other general and administrative expenses associated with acquisitions including legal fees and expenses for litigation and investigations related to our Microsemi acquisition), professional services associated with certain legal matters, special charges (income), losses on the settlement of debt, loss on available for sale securities, and dividends on preferred stock.

Each of the performance metrics is reviewed each quarter but may be the same for multiple quarters. The non-GAAP diluted net income per common share metric changes each quarter. The tables below set forth the target performance metrics under the MICP for each quarter of fiscal 2025 and our actual performance with respect to such metrics for such periods.

Performance Metric (1)	Target Quarterly Measurement
	Q1 FY25		Q2 FY25		Q3 FY25		Q4 FY25
	Target	Target % of Bonus	Target	Target % of Bonus	Target	Target % of Bonus	Target	Target % of Bonus
Sequential net sales growth	1.50%	20.00%	3.50%	20.00%	3.50%	20.00%	3.50%	20.00%
Non-GAAP gross profit percentage	65.50%	15.00%	63.50%	15.00%	63.50%	15.00%	63.50%	15.00%
Non-GAAP operating expenses as a percentage of net sales	23.00%	15.00%	25.50%	15.00%	25.50%	15.00%	25.50%	15.00%
Non-GAAP operating income as a percentage of net sales	42.50%	15.00%	38.00%	15.00%	38.00%	15.00%	38.00%	15.00%
Non-GAAP diluted net income per common share	$0.52	15.00%	$0.43	15.00%	$0.30	15.00%	$0.10	15.00%
Discretionary (non-ESG)	N/A	15.00%	N/A	15.00%	N/A	15.00%	N/A	20.00%
Discretionary based on ESG goals	N/A	5.00%	N/A	5.00%	N/A	5.00%	N/A	0.00%
MICP Total	N/A	100.00%	N/A	100.00%	N/A	100.00%	N/A	100.00%

Performance Metric (1)	Actual Results
	Q1 FY25		Q2 FY25		Q3 FY25		Q4 FY25
	Actual	Bonus Payout %	Actual	Bonus Payout %	Actual	Bonus Payout %	Actual	Bonus Payout %
Sequential net sales growth	(6.37)%	0.00%	(6.24)%	0.00%	(11.84)%	0.00%	(5.41)%	0.00%
Non-GAAP gross profit percentage	59.90%	0.00%	59.54%	0.00%	55.44%	0.00%	51.99%	0.00%
Non-GAAP operating expenses as a percentage of net sales	28.43%	0.00%	30.25%	0.00%	34.91%	0.00%	37.97%	0.00%
Non-GAAP operating income as a percentage of net sales	31.46%	0.00%	29.29%	0.00%	20.53%	0.00%	14.02%	0.00%
Non-GAAP diluted net income per common share	$0.53	0.00%	$0.46	0.00%	$0.20	0.00%	$0.11	0.00%
Discretionary (non-ESG)	N/A	0.00%	N/A	0.00%	N/A	0.00%	N/A	0.00%
Discretionary based on ESG goals	N/A	0.00%	N/A	0.00%	N/A	0.00%	N/A	0.00%
MICP Total(2)	N/A	0.00%	N/A	0.00%	N/A	0.00%	N/A	0.00%
(1)During fiscal 2025, all of the elements of our internal performance and executive and employee compensation metrics were based on net sales and non-GAAP operating results.
(2)Due to weak business conditions, there was no payout under the MICP for any quarter in fiscal 2025.

The total amount payable to each executive under the MICP is based on a percentage of the executive's base salary at the beginning of the quarter. The participation percentage for each executive is determined at the beginning of the fiscal

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year based on the executive's base salary at that time and typically stays at the same level for each quarter of the fiscal year. However, the Compensation Committee may change the participation level of an executive each quarter to reflect changes in the performance or responsibilities of the executive or other factors. The dollar amount of the target bonus for each executive is based on assumed achievement of all performance metrics under the MICP (as disclosed in the tables above) and payment of 20% under the discretionary component of the MICP (as disclosed in the tables above). The aggregate budgeted bonus pool under the various management incentive compensation plans is calculated by multiplying each eligible executive officer's bonus target percentage by the executive's base salary.

The actual awards under the MICP are based on our actual quarterly financial performance compared to the performance metrics (or such lesser amount as determined in the discretion of our Compensation Committee) and the amount of the discretionary component under the MICP is determined in the discretion of our Compensation Committee (which can be significantly higher or lower than the 20% target). For example, due to our strong financial results, the Compensation Committee approved a discretionary amount significantly above the 20% target for the first quarter of fiscal 2024. However, due to adverse business conditions, there was no payout under the MICP for any quarter in fiscal 2025. The actual awards are calculated by multiplying the overall award percentage payout for the quarter by the applicable percentage of the executive's salary at the end of the fiscal quarter that the award relates to. Thus, if an executive's salary or participation percentage changes during the year, up or down, this would affect the executive's actual bonus payment during the fiscal year. For fiscal 2025, the specific total bonus percentages under the MICP for each of our named executive officers were as follows: for Mr. Sanghi it was 200% of his salary; for Mr. Moorthy it was 165% of his salary; for Mr. Simoncic it was 56% of his salary; for Mr. Bjornholt it was 44% of his salary; for Mr. Bunker it was 36% of his salary; and for Mr. Krawczyk it was 36% of his salary. In connection with his appointment as CEO and President in November 2024, the bonus percentage for Mr. Sanghi was set at 200% which was the same level as when he previously served as CEO in 2021. There was no change in the bonus percentage for our former CEO and President, Mr. Moorthy for fiscal 2025 compared to fiscal 2024. There was no change in bonus percentages for our other executives for fiscal 2025 compared to fiscal 2024. In light of uncertain business conditions, the Compensation Committee has not yet considered any changes in the bonus percentages for our executives for fiscal 2026.

As indicated in the above table, for the first quarter of fiscal 2025, 20% of the quarterly MICP target was based on Microchip achieving sequential net sales growth of 1.5%.  Accordingly, if Microchip's sequential net sales growth for the first quarter was 1.5%, then each executive would be paid the corresponding 20% of the MICP target bonus amount for that quarter.  The net sales performance metric doubles if growth exceeds the 1.5% target by 3 percentage points, which would require 4.5% sales growth. The net sales performance metric goes to zero if growth is below the 1.5% target by 3 percentage points, which would require -1.5% sales growth. If Microchip's sequential net sales growth for the first quarter was 0.75%, then each executive would be paid a corresponding 15% of the target bonus amount for that quarter and if Microchip's sequential net sales growth for the first quarter was 3%, then each executive would be paid a corresponding 30% of the target bonus amount for that quarter.  A similar methodology with a set of ranges determined by the Compensation Committee is applied each quarter to each of the performance metrics listed in the above table.

As set forth in the above tables and the footnotes to the tables, during fiscal 2025, our CEO and our other executive officers did not receive cash bonuses under the MICP. The differences in the bonus participation levels under the MICP for the various executive officers are based upon their relative contribution, performance, experience, and responsibility level within the organization.

Equity Compensation. Equity compensation, such as RSUs and PSUs, constitutes a significant portion of our incentive compensation program because we believe that executive officers and key employees should hold a long-term equity stake in Microchip to align their interests with the interests of our stockholders. Accordingly, in fiscal 2025, equity grants in the form of RSUs and PSUs were a significant portion of our executive officers' total compensation package.

We typically make equity compensation grants to executive officers and key employees in connection with their initial employment, and we also typically make quarterly evergreen grants of equity to incentivize employees on a continuing basis as their initial equity awards vest. In setting the amount of the equity compensation grants, the estimated value of the grants is considered, as well as the intrinsic value of the outstanding equity compensation held by the executive officer. In setting these amounts and any performance goals, the Compensation Committee uses its judgment after considering the effect of the overall RSU amounts and the percentage of RSUs granted to executive officers in connection with the overall financial results and performance of Microchip.

Beginning with the evergreen grants of RSUs for the fourth quarter of fiscal 2020, 50% of the evergreen awards have been PSUs subject to performance vesting, and since October 2021, the performance vesting has been based on our non-GAAP operating income as a percentage of net sales over a period of twelve quarters. The performance goal was used with

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respect to 50% of the evergreen RSU grants and the other 50% of the RSU grants are subject to time-based vesting and will only vest subject to the continued service of the officer on the vesting date which is approximately four years from the grant date. Under this performance-based criteria, Mr. Moorthy was granted PSUs for 31,237 shares and our other executive offers were granted PSUs from 6,244 shares to 20,825 shares for fiscal 2025, and each executive was also granted time-based RSUs in an amount equal to the number of PSUs granted to such executive. In connection with his appointment as CEO and President, Mr. Sanghi was granted time-based RSUs for a total of 392,408 shares.

Grants of RSUs in fiscal 2025 typically were scheduled to vest approximately four years from the grant date. RSUs do not have a purchase price and therefore have immediate value to recipients upon vesting. On March 31, 2025, approximately 71% of our employees worldwide were eligible to receive RSUs under our 2004 Equity Incentive Plan. For more than ten years, RSUs have been the principal equity compensation vehicle for Microchip executive officers and key employees.

Grants of RSUs may also be made in connection with promotions, other changes in responsibilities or in recognition of other individual or Microchip developments or achievements.

In granting equity compensation awards to executive officers, we consider numerous factors, including:
•the individual's position, experience, and responsibilities,
•the individual's future potential to influence our mid- and long-term growth,
•the vesting schedule of the awards, and
•the number and value of awards previously granted.

We do not separately target the equity element of our executive officer compensation programs at a specific percentage of overall compensation. However, overall total compensation is structured to be competitive so that we can attract and retain executive officers. In setting equity award levels, we also take into consideration the impact of the equity-based awards on the dilution of our stockholders' ownership interests in our common stock. As a result of Microchip’s share repurchase program activity in fiscal 2025, the impact of ownership dilution from equity-based awards was more than offset by the number of shares of common stock repurchased.

The Compensation Committee grants RSUs to executive officers and current employees on a quarterly basis in an attempt to more evenly record stock-based compensation expense. Grants of RSUs to new employees (other than executives) are made once per month by the Employee Committee at a meeting of such committee. The Employee Committee was appointed by our Board and our Compensation Committee and is comprised of our CEO and President, our COO and our Senior Vice President of Global Human Resources. Grants of RSUs to any new executive officer would be made at the first meeting of the Compensation Committee following the election of such officer. Microchip does not have any program, plan or practice to time grants of RSUs in coordination with the release of material non-public information. Microchip does not time, nor do we plan to time, the release of material non-public information for the purposes of affecting the value of executive compensation.

See the table under "Grants of Plan-Based Awards for Fiscal Year Ended March 31, 2025" at page 52 for information regarding RSUs and PSUs granted during fiscal 2025 to our named executive officers.

Microchip has not granted option awards to any executive officers or employees since September 2015.

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Stock Ownership Guidelines for Key Employees and Directors. To help ensure alignment of the interests of our management and our Board with those of our stockholders, we have put in place a stock holding policy that applies to each member of our management and Board. This policy was proposed by our Nominating, Governance, and Sustainability Committee and ratified by our Board. The table below summarizes the specified minimum level of ownership of our stock, in an amount at least equal to the lower of the dollar value or minimum number of shares, that our directors and executive officers must hold during their tenure in their respective office or position. They must meet the ownership threshold ratably over the first four years of their appointment or promotion, and then maintain this ownership threshold for the remainder of their tenure in the position. During fiscal 2025, all of our executive officers and directors were in compliance with the terms of the policy.

Position	Minimum Dollar Value	Minimum Number of Shares
Non-Employee Members of the Board	$250,000	6,000
President and CEO	4 x Annual Salary	50,000
Executive Chair	3.5 x Annual Salary	40,000
Chief Operating Officer	3 x Annual Salary	24,000
Section 16(b) Executive Officers	2 x Annual Salary	12,000

Insider Trading Policy and Anti-Hedging. Our Board of Directors has adopted insider trading policies and procedures governing the purchase, sale, or any other disposition of our securities and material non-public information that are designed to promote compliance with insider trading laws, rules, regulations, and applicable Nasdaq standards. Our insider trading policies and procedures apply to our directors, officers, employees, contractors, agents, service providers and their immediate family members and continue to apply so long as they remain in possession of material non-public information. Microchip's insider trading policy prohibits employees, officers or directors from speculating in Microchip stock, which includes a prohibition on short selling, buying and selling options (including writing covered calls) or hedging or any type of arrangement that has a similar economic effect. While the company is not subject to the insider trading policy, the company does not trade in its securities when it is in possession of material non-public information other than pursuant to any previously adopted Rule 10b5-1 trading plan. For more information on our minimum stock ownership and insider trading policies, please see https://ir.microchip.com/governance/governance-documents.

Other Compensation and Employee Benefits Generally Available to All Employees. We maintain compensation and employee benefits that are generally available to all Microchip employees, including:
•our employee stock purchase plans,
•medical, dental, vision, employee assistance program, flexible spending, and disability insurance,
•life insurance benefits,
•a 401(k) retirement savings plan,
•an employee cash bonus plan, and
•vacation and paid time off.

Since these programs are generally available to all employees, these forms of compensation are not independently evaluated by the Compensation Committee in connection with the determination of executive officer compensation.

Employee Stock Purchase Plans. Our 2001 Employee Stock Purchase Plan is a Section 423 qualified employee stock purchase plan that allows all U.S. employees the opportunity to purchase our common stock through payroll deductions at 85% of the fair market value at the lower of the price as of the opening of the two-year offering period, or at the end of any six-month purchase period. A significant portion of our international employees have the ability to participate in our 1994 International Employee Stock Purchase Plan that allows them the opportunity to purchase our common stock through payroll deductions at 85% of the fair market value at the lower of the price as of the opening or the end of any six-month offering period.

Medical, Dental, Vision, Employee Assistance Program, Flexible Spending, Disability Insurance and Accidental Death and Dismemberment. We make medical, dental, vision, employee assistance program, flexible spending, and disability insurance generally available to all of our employees through our active benefit plans. Under these generally available plans, our named executive officers are eligible to receive between $1,000 and $10,000 per month in long-term disability coverage depending on which plan they elect. Short-term disability coverage is provided which allows for 100% of base salary to be paid for six months in the event of disability. Accidental death and dismemberment insurance, which is generally available to our U.S. employees, is provided by Microchip to our executives with a benefit of one times the executive's annual salary. Since all of our U.S. employees participate in these plans on a non-discriminatory basis, the value of these benefits to our named executive officers is not required to be included in the "Summary Compensation Table" on page 50 pursuant to SEC

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rules and regulations.

Life Insurance. In fiscal 2025, we provided life insurance coverage to our named executive officers in the amount up to one and a half times the executive's annual salary (up to a maximum of $500,000). The named executive officers may purchase supplemental life insurance at their own expense.

401(k). We maintain a 401(k) plan for the benefit of all of our U.S. employees to allow our employees to save for retirement. Participants contribute to our 401(k) plan each year subject to maximum contributions and other rules prescribed by federal law governing such plans. Our named executive officers are permitted to participate in the plans to the same extent as our other U.S. employees. Our Compensation Committee approved discretionary matching contributions for the first, second, third and fourth quarter of fiscal 2025 equal to $0.25, $0.25, $0.25 and $0.25 for each dollar contributed by the employee for the first 6% of their salary contributions.

Employee Cash Bonus Plan. All of our full-time employees worldwide participate in our Employee Cash Bonus Plan ("ECBP"). The ECBP is a discretionary bonus plan designed to allow our full-time employees, not just our executive officers, to share in the success of the company. The target bonus under the ECBP is 2.5 days of base salary per quarter, or on an annual basis, two weeks of annual base salary which may be granted by the Compensation Committee subject to our financial performance. Under the ECBP, the Compensation Committee can set the eligibility requirements and targets and has discretion to pay more or less than the stated target. Other eligibility terms also apply, such as an attendance requirement and a performance requirement.

The payout under the ECBP is approved by the Compensation Committee each quarter based on our actual quarterly operating results. Due to adverse business conditions, there was no ECBP bonus paid for any quarter in fiscal 2025.

Vacation and Paid Time-Off Benefits. We provide vacation and other paid holidays to all of our employees, including our named executive officers. We believe our vacation and holidays are comparable to others in the industry.

Non-Qualified Deferred Compensation Plan. We maintain a non-qualified deferred compensation plan for certain employees, including our named executive officers, who receive compensation in excess of the 401(k) contribution limits imposed under the Internal Revenue Code and desire to defer more compensation than they would otherwise be permitted under a tax-qualified retirement plan, such as our 401(k) plan. Microchip does not make contributions to this non-qualified deferred compensation plan. This plan allows our executive officers to make pre-tax contributions to this plan which would be fully taxed to the executive officers after the executive officer's termination of employment with Microchip.

We do not have pension plans or other retirement plans for our named executive officers or our other U.S. employees.

Employment Contracts, Termination of Employment and Change of Control Arrangements. We do not have employment contracts with our CEO and President, our COO, our CFO or any of our other executive officers, nor any agreements to pay severance on involuntary termination (other than as stated in the change of control agreements described below) or upon retirement. Our COO, our CFO and our other executive officers, other than our CEO and President, have entered into change of control agreements with us and the terms of the agreements that were in place at March 31, 2025, the last business day of our last completed fiscal year, are described below.

The change of control agreements were designed to help ensure the continued services of our key executive officers in the event that a change of control of the company is effected, and to assist our key executive officers in transitioning from Microchip if, as a result of a change of control, they lose their positions. We believe that the benefits provided by these agreements help to ensure that our management team will be incentivized to remain employed with Microchip during a change of control. Capitalized terms used herein and not defined shall have the meanings set forth in the change of control agreements. Additionally, our 2004 Equity Incentive Plan has a change of control provision which provides that any successor company shall assume each outstanding award or provide an equivalent substitute award; however, if the successor fails to do so, vesting of awards shall accelerate. The Compensation Committee considered prevalent market practices in determining the severance amounts and the basis for selecting the events triggering payment in the agreements.

We entered into a Change of Control Severance Agreement (the "Severance Agreement") in June 2024 with Mr. Simoncic, Mr. Bjornholt, Mr. Bunker and Mr. Krawczyk. The Severance Agreements provide that following the termination of employment under certain conditions (as described below) within the period beginning three months prior to a change of control of the company and ending on the two-year anniversary of the change of control (the "change of control period"), the

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executive’s employment is terminated by the company other than for "cause," death or disability, or the executive resigns for "good reason," then the executive will be entitled to receive:

•a lump sum payment equal to 18 months of their then-current annual base salary;
•a lump sum payment equal to one hundred and fifty percent (150%) of their highest annual incentive compensation amount paid during any of the preceding three full plan years;
•a lump sum payment representing the cost of COBRA premiums for medical, vision and dental coverage for the employee and employee’s eligible dependents for 18 months; and
•accelerated vesting as to one hundred percent (100%) of the executive’s outstanding equity awards subject to service-based vesting and accelerated vesting of outstanding equity awards subject to performance-based vesting criteria at the greater of target performance or the amount provided under the terms of the individual award agreement.

The Severance Agreement conditions receipt of the severance payments and benefits under the agreement on the executive entering into a release of claims in favor of the company.

Under the Severance Agreement, if any payment or benefit that the employee received would (i) constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then the payments will be either delivered in full, or delivered as to such lesser extent that would result in no portion of the payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the employee's receipt, on an after-tax basis, of the greatest amount of payments, notwithstanding that all or some of the payments may be subject to the Excise Tax. If a reduction in payments is made in accordance with the immediately preceding sentence, the reduction of payments will be made in the following order: (A) reduction of cash payments in reverse chronological order; (B) cancellation of equity awards that were granted "contingent on a change in ownership or control"; (C) reduction of the accelerated vesting of equity awards in reverse order of date of grant of the equity awards; and (D) reduction of employee benefits in reverse chronological order.

The following table sets forth the aggregate dollar value of payments, to the extent calculable, in the event of a termination of Mr. Sanghi, Mr. Simoncic, Mr. Bjornholt, Mr. Bunker or Mr. Krawczyk, on March 31, 2025, the last business day of our last completed fiscal year.

Name	Salary $	Bonus $	Equity Compensation Due to Accelerated Vesting $ (1)	Benefits $(2)
Steve Sanghi, Chair of the Board, CEO and President	—	—	—	—
Richard J. Simoncic, Chief Operating Officer (3)(4)	526,721	703,427	5,365,275	32,630
J. Eric Bjornholt, Senior VP and CFO (3)(4)	495,366	623,537	4,324,460	45,815
Mathew B. Bunker, Senior VP, Operations (3)(4)	432,834	452,462	2,660,560	40,309
Joseph R. Krawczyk II, Senior VP, Worldwide Client Engagement (3)(4)	452,453	472,869	1,626,893	30,635

(1)Value represents the gain that our named executive officers would receive, calculated as the amount of unvested RSUs and PSUs multiplied by our stock price on March 31, 2025.
(2)The change in control payment includes an amount representing the cost of COBRA premiums for medical, vision and dental coverage for the employee and employee’s eligible dependents for 18 months.
(3)The change of control payment includes an amount equal to 18 months of the annual base salary of the executive plus a bonus equal to one hundred and fifty percent (150%) the highest annual incentive compensation amount paid during any of the preceding three full plan years.
(4)There is no requirement for reduction in payments under the Severance Agreements for Excise Tax matters as described in the paragraphs preceding this table.

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Retirement Agreement with Ganesh Moorthy

Mr. Moorthy retired as our CEO and President in November 2024 and, in connection therewith, we entered into a Retirement Agreement and Release with Mr. Moorthy. Under the terms of the agreement, the Company agreed to:
•continue to pay Mr. Moorthy's base salary, at a rate of $693,192, less applicable withholdings, for a period of 12 months;
•pay Mr. Moorthy a lump sum amount of $106,645, less applicable withholdings;
•continue, and cover the full cost of, coverage under the Company's group health plan for the first 12 months after the Retirement Date, for Mr. Moorthy and his spouse; and
•accelerate the vesting of RSUs such that Mr. Moorthy will considered to have vested in such RSUs through and no later than, November 29, 2025 with the total number of RSUs shares vesting being 95,826. Settlement of the shares would occur no earlier than January 1, 2025 and no later than January 15, 2025.

Performance-Based Compensation and Financial Restatement

In October 2023, we adopted a compensation recovery ("clawback") policy in compliance with Nasdaq listing standards. Under our policy, we would recover certain incentive-based compensation received by our executive officers as a result of achieving financial performance goals that are not met under restated financial results. To date, Microchip has not experienced a financial restatement.

Tax Deductibility

The Internal Revenue Code disallows a corporate income tax deduction for executive compensation in excess of $1.0 million paid to certain of our named executive officers. To maintain flexibility in compensating Microchip's executive officers in a manner designed to promote varying corporate goals, it is not the policy of the Compensation Committee that executive compensation must be tax deductible. We intend to review the deductibility of executive officer compensation from time to time to determine whether any actions are advisable to obtain deductibility.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION (*)

Ms. Rapp and Ms. Barker, the Compensation Committee members serving on such committee as of March 31, 2025 and as of the date of this Proxy Statement, have reviewed and discussed the "Executive Compensation - Compensation Discussion and Analysis" section of this proxy statement required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to our Board that the "Executive Compensation — Compensation Discussion and Analysis" be included in this proxy statement.

By the Compensation Committee of the Board:

Karen M. Rapp (Chair)	Ellen L. Barker
_________________________

(*) The Compensation Committee Report on executive compensation is not "soliciting" material and is not deemed "filed" with the SEC, and is not incorporated by reference into any filings of Microchip under the Securities Act of 1933 or the Securities Exchange Act of 1934 whether made before or after the date hereof and irrespective of any general incorporation language contained in such filings.

2025 Proxy Statement	44

CEO PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our "median employee" and that of our CEO, Steve Sanghi. We believe the pay ratio information provided below is a reasonable estimate calculated in a manner consistent with the pay ratio disclosure rules. However, because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, this pay ratio disclosure may not be comparable to the pay ratio reported by other companies. We are a global company with more than 68% of our employees located outside the U.S. and we have significant manufacturing operations. As a result, our employee population is different than that of many other companies.

Our median employee works in the U.S. as a full-time Production Specialist, which is a non-technology position. As of fiscal year-end, we had 19,400 worldwide employees, and approximately 90% of our U.S. employees' total direct compensation exceeded our median employee's total direct compensation.

For fiscal 2025, our last completed fiscal year:
•The annualized total compensation of our CEO was $23,925,160.
•The estimated median of the annual total compensation of all our worldwide employees, excluding our CEO, was $52,376. The ratio of the annual total compensation of our CEO to the median of the annual total compensation of worldwide employees was 457 to 1.
•The estimated median of the annual total compensation of all our U.S. based employees, excluding our CEO, was $103,161. The ratio of the annual total compensation of our CEO to the median of the annual total compensation of U.S.-based employees was 232 to 1.

To identify the median of the annual total compensation of all of our worldwide employees, as well as to determine the annual total compensation of the "worldwide median employee," the methodology and the material assumptions, adjustments, and estimates that we used were as follows:
•We selected January 1, 2025 as the date upon which we identified the median employee. We compiled a list of all full-time, part-time, temporary and seasonal employees who were employed on that date, including employees working both within and outside of the U.S.
•We identified the "worldwide median employee" by taking all employees on this list (including international employees, but excluding the CEO), and ranking them based on a consistently applied compensation measure that incorporated the adjusted gross wages paid over the twelve-month period preceding the determination date (including the grant date value of equity, as opposed to realized equity values). We converted pay for international employees to U.S. Dollars using the exchange rates on January 1, 2025, and we annualized the pay for full and part time employees who were hired during the period.
•After identifying a representative "worldwide median employee," we identified and calculated the elements of such employee's compensation for fiscal 2025 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.
•With respect to the annual total compensation for our CEO, we selected Mr. Sanghi for the pay ratio calculation as he was serving as CEO on the determination date of January 1, 2025.
•For the purposes of the pay ratio calculation, Mr. Sanghi's annualized total compensation was calculated by:
◦annualizing his base salary and annual bonus payments, rather than including base salary and annual bonus actually paid, because Mr. Sanghi was not employed by us for all of fiscal 2025, and
◦including all other compensation components Mr. Sanghi actually received, as reported in the "Summary Compensation Table" presented on page 50, such as:
▪a one-time RSU award granted in January 2025 in connection with Mr. Sanghi's appointment as President and CEO in November 2024,
▪fees earned while serving as a non-employee director on our Board,
▪company-matching contributions under our 401(k) retirement plan,
▪premiums paid by us for life insurance, and
▪post-employment compensation for the reimbursement of Mr. Sanghi's salary sacrifice.

To identify the median of the annual total compensation of our employees located within the U.S., as well as to determine the annual total compensation of the "U.S.-based median employee," we followed the same methodology outlined above.

2025 Proxy Statement	45

PAY VERSUS PERFORMANCE

This disclosure has been prepared in accordance with the SEC’s pay versus performance rules in Item 402(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended, and does not necessarily reflect the value of compensation actually realized by the named executive officers (NEOs) or how the Compensation Committee evaluates compensation decisions. Amounts included as "compensation actually paid" do not represent the value of cash compensation and equity awards actually received by the NEOs, but rather is an amount calculated under SEC rules that includes, among other things, the year-over-year changes in the "fair value" of unvested equity-based awards. For a discussion of how the Compensation Committee seeks to align pay with performance when making compensation decisions, please review the Compensation Discussion and Analysis beginning on page 34.

The following table shows the information for the past five fiscal years of: (i) the Summary Compensation Table total compensation (see page 50) for our principal executive officer(s) (PEOs) and, on an average basis, our Non-PEO NEOs, (ii) the "compensation actually paid" to our PEO(s) and, on an average basis, our Non-PEO NEOs (in each case, as determined in accordance with SEC rules), (iii) our total shareholder return, (iv) our peer group total shareholder return, (v) our net (loss) income, and (vi) our non-GAAP operating income.

Pay Versus Performance Table
Year	Summary Compensation Table Total			Compensation Actually Paid (1)(2)			Value of initial fixed $100 investment based on:		GAAP Net (Loss) Income (in millions) $ (8)	Non-GAAP Operating Income (in millions) $ (9)*
	PEO Ganesh Moorthy $ (3)(4)	PEO Steve Sanghi $ (3)(5)	Non-PEO NEOs Average $ (3)	PEO Ganesh Moorthy $ (3)(4)	PEO Steve Sanghi $ (3)(5)	Non-PEO NEOs Average $ (3)	TSR $ (6)	Peer group TSR $ (7)
2025	5,483,531	21,414,531	1,994,880	(15,343,561)	9,573,284	(1,461,155)	155.82	301.01	(0.5)	1,078.0
2024	9,866,411		2,826,338	9,039,215		2,509,339	281.73	342.64	1,906.9	3,349.2
2023	12,276,315		4,470,204	18,075,158		6,952,662	257.73	223.07	2,237.7	3,959.8
2022	12,759,667		3,861,570	9,925,324		1,781,607	227.23	233.18	1,285.5	2,965.3
2021	3,891,467	9,289,912	1,565,347	17,506,955	38,326,570	6,600,301	231.89	209.98	349.4	2,154.1

* Refer to the reconciliation of these non-GAAP operating results to the comparable GAAP financial measure in Appendix A beginning on page 70 of this proxy statement.

(1)The dollar amounts reported represent the amount of "compensation actually paid," as calculated in accordance with SEC rules. The dollar amounts do not reflect the actual amounts of compensation paid to our executives during the applicable year. In accordance with SEC rules, certain adjustments were made to the "Summary Compensation Table" total compensation to determine the amount of "compensation actually paid," including adding (i) the year-end fair value of equity awards granted during the reported year, and (ii) the change in the fair value of equity awards that were unvested at the end of the prior year, measured through the date the awards vested or were forfeited, or through the end of the reported fiscal year. For purposes of calculating "compensation actually paid," the fair value of equity awards is calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC Topic 718) using the same assumption methodologies used to calculate the grant date fair value of awards for purposes of the "Summary Compensation Table" (see page 50 for additional information).

2025 Proxy Statement	46

(2)The following table shows the adjustments to the Summary Compensation Table total compensation to arrive at the Compensation Actually Paid to our PEO(s) and the average Compensation Actually Paid to our Non-PEO NEOs for each of the required fiscal years.

Adjustments to Reported Summary Compensation Table Total for PEO and Non-PEO Named Executive Officers
Year	PEO/NEO	Summary Compensation Table Total ($)	Grant date fair value of equity awards reported in summary compensation table ($)	Year-end fair value of awards granted during the year which were unvested at year-end ($)	Year-over-year change in fair value of outstanding and unvested awards ($)	Year-over-year change in fair value of awards granted in prior years which vested during the year ($)	Value as of prior year-end for awards forfeited during the year ($)	Total Adjustments ($)	Compensation Actually Paid ($)
2025	PEO Ganesh Moorthy	5,483,531	(4,765,317)	—	—	4,829,464	(20,891,239)	(20,827,092)	(15,343,561)
	PEO Steve Sanghi	21,414,531	(20,961,651)	17,853,625	(7,253,156)	(1,480,065)	—	(11,841,247)	9,573,284
	Non-PEO NEOs Average	1,994,880	(1,732,828)	993,240	(2,457,991)	(258,455)	—	(3,456,035)	(1,461,155)
2024	PEO Ganesh Moorthy	9,866,411	(8,229,378)	7,973,873	(314,990)	(188,324)	(68,377)	(827,196)	9,039,215
	Non-PEO NEOs Average	2,826,338	(2,237,589)	2,105,737	(6,220)	(152,019)	(26,908)	(316,999)	2,509,339
2023	PEO Ganesh Moorthy	12,276,315	(8,714,501)	11,547,993	2,933,878	122,240	(90,767)	5,798,843	18,075,158
	Non-PEO NEOs Average	4,470,204	(3,305,357)	4,376,401	1,389,363	95,375	(73,324)	2,482,458	6,952,662
2022	PEO Ganesh Moorthy	12,759,667	(10,538,056)	10,038,862	(1,396,136)	(83,697)	(855,316)	(2,834,343)	9,925,324
	Non-PEO NEOs Average	3,861,570	(2,951,513)	2,754,243	(1,126,361)	(67,010)	(689,322)	(2,079,963)	1,781,607
2021	PEO Steve Sanghi	9,289,912	(7,384,078)	11,009,092	19,162,790	6,248,855	—	29,036,658	38,326,570
	PEO Ganesh Moorthy	3,891,467	(3,170,379)	4,747,577	9,156,007	2,882,283	—	13,615,488	17,506,955
	Non-PEO NEOs Average	1,565,347	(1,200,869)	1,798,949	3,365,905	1,070,969	—	5,034,954	6,600,301

(3)The following table shows the PEO(s) and Non-PEO NEOs for each of the past five fiscal years:

Year	PEO(s)	Non-PEO NEOs
2025	Ganesh Moorthy, Steve Sanghi(4)	Richard J. Simoncic, J. Eric Bjornholt, Mathew B. Bunker and Joseph R. Krawczyk II
2024	Ganesh Moorthy	Steve Sanghi, Richard J. Simoncic, Stephen V. Drehobl and J. Eric Bjornholt
2023	Ganesh Moorthy	Steve Sanghi, Richard J. Simoncic, Stephen V. Drehobl and J. Eric Bjornholt
2022	Ganesh Moorthy	Steve Sanghi, Richard J. Simoncic, Stephen V. Drehobl and J. Eric Bjornholt
2021	Steve Sanghi, Ganesh Moorthy(5)	Richard J. Simoncic, Stephen V. Drehobl and J. Eric Bjornholt

(4)Effective November 18, 2024, Mr. Moorthy retired as PEO and Mr. Sanghi was appointed as PEO and Chair of the Board.
(5)Effective March 1, 2021, Mr. Sanghi transitioned from PEO and Chair of the Board of Directors to an Executive Chair role, and Mr. Moorthy was appointed as PEO and continued to serve as President.
(6)Pursuant to SEC rules, the Microchip TSR and Peer Group TSR are determined based on the value of an initial fixed investment of $100 on March 31, 2020 through the end of the listed fiscal year.
(7)Our peer group is comprised of the component companies of the PHLX Semiconductor Index (the "Peer Index") for each applicable fiscal year.

2025 Proxy Statement	47

(8)Represents GAAP net (loss) income for each of the years shown.
(9)Our Company-Selected Measure, as required by Item 402(v) of Regulation S-K, is non-GAAP operating income, which, in our assessment, represents the most important financial performance measure linking fiscal 2025 NEO compensation actually paid to company performance.

Fiscal 2025 Performance Measures

In accordance with SEC rules, the following table lists the financial performance measures that, in our assessment, represent the unranked, but most important financial performance measures used to link "compensation actually paid" to our NEOs to company performance for fiscal 2025, as further described in our Compensation Discussion and Analysis within the sections titled "Elements of Compensation - Base Salaries" (see page 37) and "Elements of Compensation - Equity Compensation" (see page 39).

Important Financial Performance Measures
Net Sales
Gross Profit Percentage (Non-GAAP)
Operating Expenses (Non-GAAP)
Operating Income (Non-GAAP)
Diluted Net Income Per Common Share (Non-GAAP)
Cash Flow from Operating Activities

Relationship Between "Compensation Actually Paid" and Performance Measures

In accordance with SEC rules, the chart below illustrates how "compensation actually paid" (CAP) to our NEOs aligns with our financial performance as measured by our total shareholder return, and our peer group total shareholder return.

Compensation Actually Paid vs. Microchip TSR & PHLX Semiconductor TSR
50
40
30
20
10
0
(10)
(20)
Compensation Actually Paid ($M)
350
300
250
200
150
100
50
0
Value of $100 Investment on March 31, 2020
Fiscal 2021
Fiscal 2022
Fiscal 2023
Fiscal 2024
Fiscal 2025
PEO - Steve Sanghi CAP
PEO - Ganesh Moorthy CAP
Non-PEO NEOs CAP
MCHP TSR
PHLX Semiconductor

2025 Proxy Statement	48

In accordance with SEC rules, the chart below illustrates how "compensation actually paid" (CAP) to our NEOs aligns with our GAAP net (loss) income, and our non-GAAP operating income, which is the company selected measure.

Compensation Actually Paid vs. GAAP Net (Loss) Income and Non-GAAP Operating Income
Compensation Actually Paid ($M)
50
40
30
20
10
0
(10)
(20)
GAAP Net (Loss) Income and Non-GAAP Operating Income ($M)
5,000
4,000
3,000
2,000
1,000
0
(1,000)
(2,000)
Fiscal 2021
Fiscal 2022
Fiscal 2023
Fiscal 2024
Fiscal 2025
PEO - Steve Sanghi CAP
PEO - Ganesh Moorthy CAP
Non-PEO NEOs CAP
GAAP Net (Loss) Income
Non-GAAP Operating Income

2025 Proxy Statement	49

COMPENSATION OF NAMED EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

The following table lists the annual compensation for our Chair of the Board, CEO and President, our former President and CEO, our CFO and our three other most highly compensated executive officers (referred to as the "named executive officers") earned in the last three fiscal years:

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Fees Earned or Paid in Cash ($) (6)	Total ($)
Steve Sanghi, Chair of the Board, CEO and President	2025	398,525	—	20,961,651	—	18,077	36,278	21,414,531
	2024	398,678	14,209	2,921,906	446,389	15,732	—	3,796,914
	2023	484,886	54,633	6,374,625	1,704,538	21,813	—	8,640,495
Ganesh Moorthy, Former President and CEO(7)	2025	375,923	—	4,765,317	—	342,291	—	5,483,531
	2024	680,723	21,329	8,229,378	921,876	13,105	—	9,866,411
	2023	643,126	75,599	8,714,501	2,828,128	14,961	—	12,276,315
Richard J. Simoncic, Chief Operating Officer(8)	2025	280,918	—	3,165,083	—	8,438	—	3,454,439
	2024	344,798	10,804	2,107,332	158,494	11,683	—	2,633,111
	2023	319,862	37,599	2,126,398	431,352	15,497	—	2,930,708
J. Eric Bjornholt, Senior VP and CFO	2025	264,195	—	1,608,751	—	6,137	—	1,879,083
	2024	324,351	10,161	1,813,786	117,118	9,696	—	2,275,112
	2023	315,212	36,894	2,126,398	378,797	15,692	—	2,872,993
Mathew B. Bunker, Senior VP, Operations(9)	2025	230,845	—	1,226,169	—	6,010	—	1,463,024
Joseph R. Krawczyk II, Senior VP, Worldwide Client Engagement(9)	2025	241,308	—	931,308	—	10,359	—	1,182,975

(1)Represents the base salary earned by each executive officer in the specified fiscal year.
(2)Represents bonuses earned by each executive officer in the specified fiscal year under our ECBP.
(3)Represents the aggregate grant date fair value of awards of RSUs and PSUs made in the specified fiscal year computed in accordance with ASC 718 Compensation - Stock Compensation. For information on the valuation assumptions made with respect to the grants of RSUs and PSUs in fiscal 2025, please refer to Note 14, "Share-Based Compensation" to Microchip's audited financial statements for the fiscal year ended March 31, 2025 included in our Annual Report on Form 10-K filed with the SEC on May 22, 2025. The terms of the awards for performance-based RSU awards granted also provide for achievement of up to 200% of the target amount ("maximum"). At maximum, the 2025 PSUs would pay out to the applicable NEOs as follows: Mr. Sanghi: $0, Mr. Moorthy: $4,894,489, Mr. Simoncic: $2,883,688, Mr. Bjornholt: $1,425,386, Mr. Bunker: $1,086,884, and Mr. Krawczyk: $815,503.
(4)Represents the aggregate amount of cash bonuses earned by each executive officer in the specified fiscal year under our MICP.

2025 Proxy Statement	50

(5)Consists of company-matching contributions under our 401(k) retirement savings plan, the full dollar value of premiums paid by Microchip for life insurance and post-employment compensation for the benefit of the named executive officer in the amounts shown below:

Named Executive Officer	Year	401(k) ($)	Life Insurance ($)	Post-employment Compensation ($)
Steve Sanghi, Chair of the Board, CEO and President	2025	2,936	6,958	8,183	*
	2024	8,214	7,518	—
	2023	14,006	7,807	—
Ganesh Moorthy, Former President and CEO	2025	3,821	5,205	333,265	**
	2024	7,994	5,111	—
	2023	10,575	4,386	—
Richard J. Simoncic, Chief Operating Officer	2025	4,214	4,224	—
	2024	7,459	4,224	—
	2023	12,233	3,264	—
J. Eric Bjornholt, Senior VP and CFO	2025	3,963	2,174	—
	2024	7,810	1,886	—
	2023	13,841	1,851	—
Mathew B. Bunker, Senior VP, Operations	2025	3,462	2,548	—
Joseph R. Krawczyk II, Senior VP, Worldwide Client Engagement	2025	3,619	6,740	—
*Amount is for reimbursement of February 2024 through August 2024 salary sacrifice.
**Represents compensation paid under Mr. Moorthy's retirement agreement.

(6)Mr. Sanghi retired as our Executive Chair on August 20, 2024 and served as a non-employee director on our Board between August 20, 2024 and November 18, 2024. During the period that he was a non-employee director, Mr. Sanghi was compensated for his service on our Board.
(7)Mr. Moorthy retired as our President and CEO effective November 18, 2024.
(8)Mr. Simoncic was promoted from Executive VP, Analog Power and Interface Business Unit to Chief Operating Officer effective April 1, 2024.
(9)Fiscal 2024 and fiscal 2023 compensation is not presented for Mr. Bunker or Mr. Krawczyk since they were not named executive officers in those years.

2025 Proxy Statement	51

Grants of Plan-Based Awards During Fiscal 2025

The following table sets forth information with respect to our MICP and our ECBP, as well as RSUs and PSUs granted to our named executive officers under our 2004 Equity Incentive Plan, including the grant date fair value of the RSUs and PSUs. Amounts listed in the "Estimated Future Payouts Under Non-Equity Incentive Plan Awards" column are annual targets based on the salaries of the named executive officers at the end of fiscal 2025. Actual payments for our bonus plans in fiscal 2025 are reflected in the "Summary Compensation Table" above. Equity awards in the table below were granted in fiscal 2025.

GRANTS OF PLAN-BASED AWARDS

For Fiscal Year Ended March 31, 2025

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)		All Other Stock Awards (#) (3)	Grant Date Fair Value of Stock Awards ($) (4)
		Target ($)		Maximum ($)	Target (#)	Maximum (#)
Steve Sanghi, Chair of the Board, CEO and President	4/3/2024	—		—	—	—	100	8,461
	7/1/2024	—		—	—	—	196	17,256
	1/2/2025	—		—	—	—	128,861	7,100,241
	1/2/2025	—		—	—	—	357	19,053
	1/2/2025	—		—	—	—	115,414	6,159,645
	1/2/2025	—		—	—	—	148,133	7,656,995
	—	1,914,886	(6)	—	—	—	—	—
	—	36,825	(7)	—	—	—	—	—
Ganesh Moorthy, Former President and CEO(5)	4/3/2024	—		—	9,955	19,910	—	920,011
	7/1/2024	—		—	9,754	19,508	—	944,236
	10/1/2024	—		—	11,528	23,056	—	364,412
	4/3/2024	—		—	—	—	196	16,584
	4/3/2024	—		—	—	—	9,954	808,364
	7/1/2024	—		—	—	—	384	33,807
	7/1/2024	—		—	—	—	9,753	825,299
	10/1/2024	—		—	—	—	530	39,188
	10/1/2024	—		—	—	—	11,528	813,416
	—	—	(6)	—	—	—	—	—
	—	—	(7)	—	—	—	—	—

2025 Proxy Statement	52

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)		All Other Stock Awards (#) (3)	Grant Date Fair Value of Stock Awards ($) (4)
		Target ($)		Maximum ($)	Target (#)	Maximum (#)
Richard J. Simoncic, Chief Operating Officer	4/3/2024	—		—	934	1,868	—	81,136
	4/3/2024	—		—	3,483	6,966	—	321,888
	7/1/2024	—		—	915	1,830	—	73,762
	7/1/2024	—		—	3,412	6,824	—	330,299
	10/1/2024	—		—	1,081	2,162	—	4,528
	10/1/2024	—		—	4,033	8,066	—	127,487
	1/2/2025	—		—	1,473	2,946	—	152,279
	1/2/2025	—		—	5,494	10,988	—	550,169
	4/3/2024	—		—	—	—	99	8,376
	4/3/2024	—		—	—	—	933	77,336
	4/3/2024	—		—	—	—	3,482	282,773
	7/1/2024	—		—	—	—	194	17,080
	7/1/2024	—		—	—	—	914	78,887
	7/1/2024	—		—	—	—	3,412	288,723
	10/1/2024	—		—	—	—	269	19,890
	10/1/2024	—		—	—	—	269	19,890
	10/1/2024	—		—	—	—	1,081	78,081
	10/1/2024	—		—	—	—	4,033	284,568
	1/2/2025	—		—	—	—	314	16,758
	1/2/2025	—		—	—	—	1,472	76,088
	1/2/2025	—		—	—	—	5,494	275,085
	—	196,642	(6)	—	—	—	—	—
	—	13,506	(7)	—	—	—	—	—
J. Eric Bjornholt, Senior VP and CFO	4/3/2024	—		—	2,194	4,388	—	202,763
	7/1/2024	—		—	2,150	4,300	—	208,131
	10/1/2024	—		—	2,541	5,082	—	80,324
	1/2/2025	—		—	3,461	6,922	—	346,585
	4/3/2024	—		—	—	—	93	7,869
	4/3/2024	—		—	—	—	2,194	178,175
	7/1/2024	—		—	—	—	183	16,111
	7/1/2024	—		—	—	—	2,149	181,848
	10/1/2024	—		—	—	—	252	18,633
	10/1/2024	—		—	—	—	2,540	179,222
	1/2/2025	—		—	—	—	296	15,798
	1/2/2025	—		—	—	—	3,461	173,292
	—	145,307	(6)	—	—	—	—	—
	—	12,702	(7)	—	—	—	—	—

2025 Proxy Statement	53

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)		All Other Stock Awards (#) (3)	Grant Date Fair Value of Stock Awards ($) (4)
		Target ($)		Maximum ($)	Target (#)	Maximum (#)
Mathew B. Bunker, Senior VP, Operations	4/3/2024	—		—	1,345	2,690	—	124,301
	7/1/2024	—		—	1,318	2,636	—	127,589
	10/1/2024	—		—	379	758	—	1,588
	10/1/2024	—		—	1,936	3,872	—	61,199
	1/2/2025	—		—	516	1,032	—	53,344
	1/2/2025	—		—	2,637	5,274	—	264,069
	4/3/2024	—		—	—	—	81	6,853
	4/3/2024	—		—	—	—	1,344	109,146
	7/1/2024	—		—	—	—	160	14,086
	7/1/2024	—		—	—	—	1,317	111,445
	10/1/2024	—		—	—	—	221	16,341
	10/1/2024	—		—	—	—	378	27,303
	10/1/2024	—		—	—	—	1,935	136,534
	1/2/2025	—		—	—	—	257	13,716
	1/2/2025	—		—	—	—	515	26,620
	1/2/2025	—		—	—	—	2,637	132,035
	—	103,880	(6)	—	—	—	—	—
	—	11,098	(7)	—	—	—	—	—
Joseph R. Krawczyk II, Senior VP, Worldwide Client Engagement	4/3/2024	—		—	815	1,630	—	75,320
	7/1/2024	—		—	799	1,598	—	77,347
	10/1/2024	—		—	508	1,016	—	2,128
	10/1/2024	—		—	1,452	2,904	—	45,899
	1/2/2025	—		—	692	1,384	—	71,539
	1/2/2025	—		—	1,978	3,956	—	198,077
	4/3/2024	—		—	—	—	85	7,192
	4/3/2024	—		—	—	—	815	66,186
	7/1/2024	—		—	—	—	167	14,703
	7/1/2024	—		—	—	—	798	67,527
	10/1/2024	—		—	—	—	231	17,080
	10/1/2024	—		—	—	—	508	36,693
	10/1/2024	—		—	—	—	1,452	102,453
	1/2/2025	—		—	—	—	269	14,357
	1/2/2025	—		—	—	—	692	35,769
	1/2/2025	—		—	—	—	1,978	99,038
	—	108,589	(6)	—	—	—	—	—
	—	11,601	(7)	—	—	—	—	—

(1)Individual awards under our MICP and ECBP are made quarterly and are not stated in terms of a threshold or maximum amount for an award period.

2025 Proxy Statement	54

(2)Represents shares underlying PSU awards that will vest based on our cumulative non-GAAP operating income as a percentage of net sales results at target (100%) and maximum (200%) payout. The following performance matrix represents the payout percentages against various operating margin scenarios based on the terms of the agreements.

Non-GAAP Operating Income as a Percentage of Net Sales
Q1 FY25	Q2 FY25	Q3 FY25	Q4 FY25	Vesting Multiple
47%	45%	45%	30%	200%
46%	44%	44%	29%	180%
45%	43%	43%	28%	160%
44%	42%	42%	27%	140%
43%	41%	41%	26%	120%
42%	40%	40%	25%	100%
41%	39%	39%	24%	80%
40%	38%	38%	23%	60%
39%	37%	37%	22%	40%
38%	36%	36%	21%	20%
37%	35%	35%	20%	0%
(3)Represents RSUs granted under Microchip's 2004 Equity Incentive Plan.
(4)Amounts reflect the grant date fair value of each stock award determined under ASC 718. For awards subject to performance conditions, the value at the grant date is based upon the probable outcome of such conditions. This amount is consistent with the estimate of aggregate compensation costs to be recognized over the service period determined as of the grant date under FASB ASC Topic 718.
(5)All awards granted in fiscal 2025 to Mr. Moorthy were forfeited upon his retirement in November 2024 and Mr. Moorthy does not have an estimated future payout in fiscal 2026 under Microchip's MICP and ECBP.
(6)This annual target represents the amount targeted for estimated future payout in fiscal 2026 under Microchip's MICP based on the executive officer's base salary at the end of fiscal 2025.
(7)This annual target represents the amount targeted for future payout in fiscal 2026 under Microchip's ECBP based on the executive officer's base salary at the end of fiscal 2025.

Summary Compensation Table and Grants of Plan-Based Awards for Fiscal Year Ended March 31, 2025 Table Discussion

Based on the data in the "Summary Compensation Table," the level of salary, bonus, non-equity incentive plan compensation, and other compensation in proportion to total compensation ranged from approximately 2.1% to 21.3% for our named executive officers in fiscal 2025. See the "Executive Compensation - Compensation Discussion and Analysis" section of this proxy statement for further discussion of overall compensation and how compensation is determined.

We do not have employment contracts with our named executive officers, nor agreements to pay severance on involuntary termination (other than as stated in the change of control agreements discussed above under the heading "Employment Contracts, Termination of Employment and Change of Control Arrangements") or retirement.

For a discussion of the material terms of the awards listed in the "Grants of Plan-Based Awards Table for Fiscal Year Ended March 31, 2025," see our discussion of the equity awards and incentive cash bonuses in the "Executive Compensation - Compensation Discussion and Analysis" section of this proxy statement under the headings "Incentive Cash Bonuses," "Equity Compensation," and "Employee Cash Bonus Plan."

During fiscal 2025, in conjunction with the retirement of Ganesh Moorthy, our former President and CEO, we accelerated the vesting of equity-based awards held by Mr. Moorthy with vesting dates through November 29, 2025, for a total of 95,826 awards, of which 54,434 were PSU awards. Refer to the "Stock Vested for Fiscal Year Ended March 31, 2025," for the value realized on vesting. We did not make any material modifications to equity-based awards for any other executives during fiscal 2025.

2025 Proxy Statement	55

OUTSTANDING EQUITY AWARDS AT FISCAL 2025 YEAR END

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Steve Sanghi, Chair of the Board, CEO and President				1,858	(2)	89,946
				1,712	(3)	82,878
				14,040	(5)	679,676
				9,290	(6)	449,729
				8,558	(7)	414,293
				7,150	(9)	346,132
				—	(11)	—
	4,227	(21)	204,629
	5,346	(22)	258,800
	8,988	(23)	435,109
	6,731	(24)	325,848
	6,356	(25)	307,694
	4,922	(27)	238,274
	5,338	(28)	258,413
	5,162	(29)	249,892
	1,858	(30)	89,946
	4,480	(31)	216,877
	128,861	(31)	6,238,161
	1,711	(32)	82,830
	100	(32)	4,841
	5,329	(33)	257,977
	196	(33)	9,488
	7,020	(36)	339,838
	357	(37)	17,282
	9,289	(38)	449,680
	115,414	(39)	5,587,192
	8,558	(40)	414,293
	7,150	(42)	346,132
	6,687	(43)	323,718
	148,133	(45)	7,171,119

2025 Proxy Statement	56

OUTSTANDING EQUITY AWARDS AT FISCAL 2025 YEAR END

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Richard J. Simoncic, Chief Operating Officer				737	(2)	35,678
				679	(3)	32,870
				4,452	(5)	215,521
				2,946	(6)	142,616
				2,714	(7)	131,385
				2,766	(9)	133,902
				—	(10)	—
				—	(11)	—
				—	(12)	—
				—	(13)	—
				—	(14)	—
				—	(15)	—
				1,473	(16)	71,308
				—	(17)	—
				—	(18)	—
				—	(19)	—
				5,494	(20)	265,965
	1,150	(21)	55,672
	1,456	(22)	70,485
	2,447	(23)	118,459
	1,831	(24)	88,639
	2,015	(25)	97,546
	7,332	(26)	354,942
	1,338	(27)	64,773
	1,452	(28)	70,291
	1,404	(29)	67,968
	736	(30)	35,630
	1,219	(31)	59,012
	678	(32)	32,822
	99	(32)	4,793
	1,690	(33)	81,813
	194	(33)	9,392
	4,212	(34)	203,903
	269	(35)	13,022
	2,226	(36)	107,761
	314	(37)	15,201
	2,945	(38)	142,567
	2,713	(40)	131,336
	2,765	(42)	133,854
	933	(42)	45,167
	2,587	(43)	125,237
	914	(43)	44,247
	2,919	(44)	141,309
	1,081	(44)	52,331
	2,642	(46)	127,899
	1,472	(46)	71,260
	3,482	(47)	168,564
	3,412	(48)	165,175
	4,033	(49)	195,238
	5,494	(50)	265,965

2025 Proxy Statement	57

OUTSTANDING EQUITY AWARDS AT FISCAL 2025 YEAR END

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
J. Eric Bjornholt, Senior VP and CFO				737	(2)	35,678
				679	(3)	32,870
				4,452	(5)	215,521
				2,946	(6)	142,616
				2,714	(7)	131,385
				2,381	(9)	115,264
				—	(11)	—
				—	(13)	—
				—	(15)	—
				—	(17)	—
				—	(18)	—
				—	(19)	—
				3,461	(20)	167,547
	1,272	(21)	61,578
	1,610	(22)	77,940
	2,708	(23)	131,094
	2,027	(24)	98,127
	2,015	(25)	97,546
	8,126	(26)	393,380
	1,482	(27)	71,744
	1,606	(28)	77,746
	1,554	(29)	75,229
	736	(30)	35,630
	1,349	(31)	65,305
	678	(32)	32,822
	93	(32)	4,502
	1,690	(33)	81,813
	183	(33)	8,859
	4,656	(34)	225,397
	252	(35)	12,199
	2,226	(36)	107,761
	296	(37)	14,329
	2,945	(38)	142,567
	2,713	(40)	131,336
	2,380	(42)	115,216
	2,226	(43)	107,761
	2,512	(44)	121,606
	2,274	(46)	110,084
	2,194	(47)	106,212
	2,149	(48)	104,033
	2,540	(49)	122,961
	3,461	(50)	167,547

2025 Proxy Statement	58

OUTSTANDING EQUITY AWARDS AT FISCAL 2025 YEAR END

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Mathew B. Bunker, Senior VP, Operations				452	(2)	21,881
				416	(3)	20,139
				2,732	(4)	132,256
				1,807	(6)	87,477
				1,665	(7)	80,603
				1,459	(8)	70,630
				—	(11)	—
				—	(13)	—
				—	(14)	—
				—	(15)	—
				516	(16)	24,980
				—	(17)	—
				—	(18)	—
				—	(19)	—
				2,637	(20)	127,657
	689	(21)	33,354
	871	(22)	42,165
	1,465	(23)	70,921
	1,096	(24)	53,057
	1,236	(25)	59,835
	802	(27)	38,825
	868	(28)	42,020
	840	(29)	40,664
	452	(30)	21,881
	729	(31)	35,291
	416	(32)	20,139
	81	(32)	3,921
	1,037	(33)	50,201
	160	(33)	7,746
	5,220	(34)	252,700
	1,365	(35)	66,080
	221	(35)	10,699
	257	(37)	12,441
	1,807	(38)	87,477
	1,665	(40)	80,603
	1,459	(41)	70,630
	1,364	(43)	66,031
	1,539	(44)	74,503
	378	(44)	18,299
	1,394	(46)	67,484
	515	(46)	24,931
	1,344	(47)	65,063
	1,317	(48)	63,756
	1,935	(49)	93,673
	2,637	(50)	127,657

2025 Proxy Statement	59

OUTSTANDING EQUITY AWARDS AT FISCAL 2025 YEAR END

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Joseph R. Krawczyk II, Senior VP, Worldwide Client Engagement				1,514	(4)	73,293
				1,002	(6)	48,507
				923	(7)	44,682
				884	(8)	42,794
				—	(11)	—
				—	(13)	—
				—	(14)	—
				—	(15)	—
				692	(16)	33,500
				—	(17)	—
				—	(18)	—
				—	(19)	—
				1,978	(20)	95,755
	685	(25)	33,161
	624	(27)	30,208
	473	(27)	22,898
	678	(28)	32,822
	623	(28)	30,159
	786	(29)	38,050
	393	(30)	19,025
	682	(31)	33,016
	362	(31)	17,524
	85	(32)	4,115
	574	(33)	27,787
	167	(33)	8,084
	2,034	(34)	98,466
	757	(35)	36,646
	231	(35)	11,183
	269	(37)	13,022
	1,001	(38)	48,458
	922	(40)	44,634
	884	(41)	42,794
	827	(43)	40,035
	933	(44)	45,167
	508	(44)	24,592
	845	(46)	40,906
	692	(46)	33,500
	815	(47)	39,454
	798	(48)	38,631
	1,452	(49)	70,291
	1,978	(50)	95,755

(1)	Represents the number of RSUs and PSUs multiplied by $48.41, the closing price of our common stock on March 31, 2025.

2025 Proxy Statement	60

(2)	Amount reflects estimated PSU achievement based on performance status as of March 31, 2025 (100% of target). The actual number of shares that may be earned, if any, is contingent upon the achievement of pre-established performance metrics over the three-year period ending September 30, 2025. Vested PSUs are contingent on continuation of service through November 17, 2025. The number of shares that may be earned is between 0% and 200% of the target number of shares.
(3)	Amount reflects estimated PSU achievement based on performance status as of March 31, 2025 (100% of target). The actual number of shares that may be earned, if any, is contingent upon the achievement of pre-established performance metrics over the three-year period ending December 31, 2025. Vested PSUs are contingent on continuation of service through February 16, 2026. The number of shares that may be earned is between 0% and 200% of the target number of shares.
(4)	Amount reflects estimated PSU achievement based on performance status as of March 31, 2025 (200% of target). The actual number of shares that may be earned, if any, is contingent upon the achievement of pre-established performance metrics over the three-year period ending June 30, 2025. Vested PSUs are contingent on continuation of service through August 15, 2026. The number of shares that may be earned is between 0% and 200% of the target number of shares.
(5)	Amount reflects estimated PSU achievement based on performance status as of March 31, 2025 (200% of target). The actual number of shares that may be earned, if any, is contingent upon the achievement of pre-established performance metrics over the three-year period ending June 30, 2025. Vested PSUs are contingent on continuation of service through August 17, 2026. The number of shares that may be earned is between 0% and 200% of the target number of shares.
(6)	Amount reflects estimated PSU achievement based on performance status as of March 31, 2025 (100% of target). The actual number of shares that may be earned, if any, is contingent upon the achievement of pre-established performance metrics over the three-year period ending September 30, 2025. Vested PSUs are contingent on continuation of service through November 16, 2026. The number of shares that may be earned is between 0% and 200% of the target number of shares.
(7)	Amount reflects estimated PSU achievement based on performance status as of March 31, 2025 (100% of target). The actual number of shares that may be earned, if any, is contingent upon the achievement of pre-established performance metrics over the three-year period ending December 31, 2025. Vested PSUs are contingent on continuation of service through February 15, 2027. The number of shares that may be earned is between 0% and 200% of the target number of shares.
(8)	Amount reflects estimated PSU achievement based on performance status as of March 31, 2025 (100% of target). The actual number of shares that may be earned, if any, is contingent upon the achievement of pre-established performance metrics over the three-year period ending March 31, 2026. Vested PSUs are contingent on continuation of service through May 15, 2027. The number of shares that may be earned is between 0% and 200% of the target number of shares.
(9)	Amount reflects estimated PSU achievement based on performance status as of March 31, 2025 (100% of target). The actual number of shares that may be earned, if any, is contingent upon the achievement of pre-established performance metrics over the three-year period ending March 31, 2026. Vested PSUs are contingent on continuation of service through May 17, 2027. The number of shares that may be earned is between 0% and 200% of the target number of shares.
(10)	Amount reflects estimated PSU achievement based on performance status as of March 31, 2025 (0% of target). The actual number of shares that may be earned, if any, is contingent upon the achievement of pre-established performance metrics over the two-year period ending March 31, 2026. Vested PSUs are contingent on continuation of service through May 17, 2027. The number of shares that may be earned is between 0% and 200% of the target number of shares.
(11)	Amount reflects estimated PSU achievement based on performance status as of March 31, 2025 (0% of target). The actual number of shares that may be earned, if any, is contingent upon the achievement of pre-established performance metrics over the three-year period ending June 30, 2026. Vested PSUs are contingent on continuation of service through August 15, 2027. The number of shares that may be earned is between 0% and 200% of the target number of shares.
(12)	Amount reflects estimated PSU achievement based on performance status as of March 31, 2025 (0% of target). The actual number of shares that may be earned, if any, is contingent upon the achievement of pre-established performance metrics over the two-year period ending June 30, 2026. Vested PSUs are contingent on continuation of service through August 15, 2027. The number of shares that may be earned is between 0% and 200% of the target number of shares.
(13)	Amount reflects estimated PSU achievement based on performance status as of March 31, 2025 (0% of target). The actual number of shares that may be earned, if any, is contingent upon the achievement of pre-established performance metrics over the three-year period ending September 30, 2026. Vested PSUs are contingent on continuation of service through November 15, 2027. The number of shares that may be earned is between 0% and 200% of the target number of shares.
(14)	Amount reflects estimated PSU achievement based on performance status as of March 31, 2025 (0% of target). The actual number of shares that may be earned, if any, is contingent upon the achievement of pre-established performance metrics over the two-year period ending September 30, 2026. Vested PSUs are contingent on continuation of service through November 15, 2027. The number of shares that may be earned is between 0% and 200% of the target number of shares.

2025 Proxy Statement	61

(15)	Amount reflects estimated PSU achievement based on performance status as of March 31, 2025 (0% of target). The actual number of shares that may be earned, if any, is contingent upon the achievement of pre-established performance metrics over the three-year period ending December 31, 2026. Vested PSUs are contingent on continuation of service through February 15, 2028. The number of shares that may be earned is between 0% and 200% of the target number of shares.
(16)	Amount reflects estimated PSU achievement based on performance status as of March 31, 2025 (100% of target). The actual number of shares that may be earned, if any, is contingent upon the achievement of pre-established performance metrics over the two-year period ending December 31, 2026. Vested PSUs are contingent on continuation of service through February 15, 2028. The number of shares that may be earned is between 0% and 200% of the target number of shares.
(17)	Amount reflects estimated PSU achievement based on performance status as of March 31, 2025 (0% of target). The actual number of shares that may be earned, if any, is contingent upon the achievement of pre-established performance metrics over the three-year period ending March 31, 2027. Vested PSUs are contingent on continuation of service through May 15, 2028. The number of shares that may be earned is between 0% and 200% of the target number of shares.
(18)	Amount reflects estimated PSU achievement based on performance status as of March 31, 2025 (0% of target). The actual number of shares that may be earned, if any, is contingent upon the achievement of pre-established performance metrics over the three-year period ending June 30, 2027. Vested PSUs are contingent on continuation of service through August 15, 2028. The number of shares that may be earned is between 0% and 200% of the target number of shares.
(19)	Amount reflects estimated PSU achievement based on performance status as of March 31, 2025 (0% of target). The actual number of shares that may be earned, if any, is contingent upon the achievement of pre-established performance metrics over the three-year period ending September 30, 2027. Vested PSUs are contingent on continuation of service through November 15, 2028. The number of shares that may be earned is between 0% and 200% of the target number of shares.
(20)	Amount reflects estimated PSU achievement based on performance status as of March 31, 2025 (100% of target). The actual number of shares that may be earned, if any, is contingent upon the achievement of pre-established performance metrics over the three-year period ending December 31, 2027. Vested PSUs are contingent on continuation of service through February 15, 2029. The number of shares that may be earned is between 0% and 200% of the target number of shares.
(21)	Amount reflects TSR achievement of 85.85% of target during the three-year measurement period ended March 31, 2024, subject to continuation of service through May 15, 2025.
(22)	Amount reflects TSR achievement of 100.15% of target during the three-year measurement period ended June 30, 2024, subject to continuation of service through August 15, 2025.
(23)	Amount reflects PSU achievement of 174.07% of target during the three-year measurement period ended September 30, 2024, subject to continuation of service through November 15, 2025.
(24)	Amount reflects PSU achievement of 150.26% of target during the three-year measurement period ended December 31, 2024, subject to continuation of service through February 15, 2026.
(25)	Amount reflects PSU achievement of 119.25% of target during the three-year measurement period ended March 31, 2025, subject to continuation of service through May 15, 2026.
(26)	Amount reflects PSU achievement of 174.07% of target during the three-year measurement period ended September 30, 2024. These awards vest in quarterly installments from May 15, 2025 through August 15, 2026, subject to continued service on such dates.
(27)	The award vested in full on May 15, 2025.
(28)	The award vests in full on August 15, 2025, subject to continued service on such date.
(29)	The award vests in full on November 15, 2025, subject to continued service on such date.
(30)	The award vests in full on November 17, 2025, subject to continued service on such date.
(31)	The award vests in full on February 15, 2026, subject to continued service on such date.
(32)	The award vests in full on February 16, 2026, subject to continued service on such date.
(33)	The award vests in full on May 15, 2026, subject to continued service on such date.
(34)	The award vests in quarterly installments from May 15, 2025 through August 15, 2026, subject to continued service on such date.
(35)	The award vests in full on August 15, 2026, subject to continued service on such date.
(36)	The award vests in full on August 17, 2026, subject to continued service on such date.
(37)	The award vests in full on November 15, 2026, subject to continued service on such date.
(38)	The award vests in full on November 16, 2026, subject to continued service on such date.

2025 Proxy Statement	62

(39)	The award vests in quarterly installments from May 15, 2026 through February 15, 2027, subject to continued service on such date.
(40)	The award vests in full on February 15, 2027, subject to continued service on such date.
(41)	The award vests in full on May 15, 2027, subject to continued service on such date.
(42)	The award vests in full on May 17, 2027, subject to continued service on such date.
(43)	The award vests in full on August 15, 2027, subject to continued service on such date.
(44)	The award vests in full on November 15, 2027, subject to continued service on such date.
(45)	The award vests in quarterly installments from May 15, 2027 through February 15, 2028, subject to continued service on such date.
(46)	The award vests in full on February 15, 2028, subject to continued service on such date.
(47)	The award vests in full on May 15, 2028, subject to continued service on such date.
(48)	The award vests in full on August 15, 2028, subject to continued service on such date.
(49)	The award vests in full on November 15, 2028, subject to continued service on such date.
(50)	The award vests in full on February 15, 2029, subject to continued service on such date.

2025 Proxy Statement	63

STOCK VESTED
For Fiscal Year Ended March 31, 2025

The following table provides information, on an aggregate basis, about stock awards that vested during the fiscal year ended March 31, 2025 for each of our named executive officers.

Microchip has not granted stock options, other than options assumed in acquisitions, since 2008. No named executive officer held any Microchip stock options during fiscal 2025.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Steve Sanghi, Chair of the Board, CEO and President	86,729	6,328,944
Ganesh Moorthy, Former President and CEO(2)	152,566	9,767,149
Richard J. Simoncic, Chief Operating Officer	21,252	1,519,963
J. Eric Bjornholt, Senior VP and CFO	24,294	1,744,352
Mathew B. Bunker, Senior VP, Operations	12,253	882,976
Joseph R. Krawczyk II, Senior VP, Worldwide Client Engagement	4,922	375,762

(1)The values realized upon vesting for RSUs and PSUs are based on the closing price of our common stock on the vesting dates.
(2)In connection with our Retirement Agreement with Mr. Moorthy, we accelerated the vesting of equity-based awards with vest dates through November 29, 2025, for a total of 95,826 awards and value of $5,402,670.

Non-Qualified Deferred Compensation for Fiscal Year 2025

All of our U.S. employees in director-level and above positions, including our executive officers, are eligible to defer a portion of their salary and cash bonuses into our Non-Qualified Deferred Compensation Plan (the "Deferred Compensation Plan"). Pursuant to the Deferred Compensation Plan, eligible employees can defer up to 50% of their base salary and/or cash bonuses. In general, deferral elections are made prior to January of each year for amounts to be earned in the upcoming year. Participants may invest amounts in various funds available under the Deferred Compensation Plan (in general, any of those funds traded on a nationally recognized exchange). Plan earnings are calculated by reference to actual earnings of mutual funds or other securities chosen by individual participants.

Except for a change in control or certain unforeseeable emergencies (as defined under the Deferred Compensation Plan), benefits under the plan will not be distributed until a "distribution event" has occurred. The distribution event occurs upon termination of employment.

We incur incidental expenses for administration of the Deferred Compensation Plan, and the receipt of any tax benefit we might obtain based on payment of a participant's compensation is delayed until funds (including earnings or losses on the amounts invested pursuant to the plan) are eventually distributed. We do not pay any additional compensation or guarantee minimum returns to any participant in the Deferred Compensation Plan.

2025 Proxy Statement	64

The following table shows the non-qualified deferred compensation activity for each named executive officer for the fiscal year ended March 31, 2025.

NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($) (1)	Company Contributions in Last FY ($)	Aggregate Earnings in Last FY ($) (1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (1)
Steve Sanghi, Chair of the Board, CEO and President	—	—	—	—	—
Ganesh Moorthy, Former President and CEO	—	—	45,836	—	653,110
Richard J. Simoncic, Chief Operating Officer	—	—	—	—	—
J. Eric Bjornholt, Senior VP and CFO	—	—	28,545	—	708,302
Mathew B. Bunker, Senior VP, Operations	—	—	9,116	—	153,440
Joseph R. Krawczyk II, Senior VP, Worldwide Client Engagement	—	—	60,237	15,065	1,111,076

(1)The executive contribution amounts shown in the table, if any, were previously reported in the "Summary Compensation Table" as salary and/or bonus for fiscal 2025 or prior fiscal years. The earnings amounts shown in the table were not previously reported for fiscal 2025 or prior years under applicable SEC rules as such earnings were not under a defined benefit or actuarial pension plan and there were no above-market or preferential earnings on such amounts made or provided by Microchip.

2025 Proxy Statement	65

EQUITY COMPENSATION PLAN INFORMATION

The table below provides information about our common stock that, as of March 31, 2025, may be issued upon the vesting of RSUs, PSUs and the exercise of options and rights under the following equity compensation plans (which are all of our equity compensation plans; provided, however, that new equity awards or stock purchase rights may only be issued under the Microchip 2004 Equity Incentive Plan, the Microchip 1994 International Employee Stock Purchase Plan (the "IESPP"), and the Microchip 2001 Employee Stock Purchase Plan (the "ESPP")):

•	Microchip 1994 International Employee Stock Purchase Plan (the "IESPP"),
•	Microchip 2001 Employee Stock Purchase Plan (the "ESPP"), and
•	Microchip 2004 Equity Incentive Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options and vesting of RSUs (a)		Weighted average exercise price of outstanding options ($) (1) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity Compensation Plans Approved by Stockholders (2)	9,896,701	(3)	—	18,958,587	(4)
Equity Compensation Plans Not Approved by Stockholders	—		—	—
Total	9,896,701		—	18,958,587

(1)The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding RSUs and PSUs, which have no exercise price. As of March 31, 2025, there were no shares subject to outstanding options.
(2)The shares authorized for issuance under our ESPP are subject to an annual automatic increase equal to the lesser of (i) 3,000,000 shares, (ii) one-half of one percent (0.5%) of the then outstanding shares of our common stock, or (iii) such lesser amount as is approved by our Board. Upon the approval of our Board, no additional shares of common stock were reserved under the ESPP on January 1, 2025 based on the automatic increase provision. The shares authorized for issuance under our IESPP are subject to an annual automatic increase of equal to one-tenth of one percent (0.1%) of the then outstanding shares of our common stock. Upon the approval of our Board, 537,763 additional shares of common stock were reserved under the IESPP effective January 1, 2025 based on the automatic increase provision.
(3)As of March 31, 2025, includes 9,896,701 shares issuable upon the vesting of RSUs and PSUs granted under our 2004 Equity Incentive Plan.
(4)As of March 31, 2025, includes 10,843,385 shares remaining available for future issuance under our 2004 Equity Incentive Plan. The remaining balance represents shares available for purchase under our IESPP and our ESPP.

2025 Proxy Statement	66

CODE OF BUSINESS CONDUCT AND ETHICS

In May 2004, our Board adopted a Code of Business Conduct and Ethics for our directors, officers (including our chief executive officer and chief financial officer), and employees. A copy of the Code of Business Conduct and Ethics, as amended to date, is available on our website at https://ir.microchip.com/governance/governance-documents.

We intend to post on our website any amendment to, or waiver from, a provision of our code of ethics within four business days following the date of such amendment or waiver or such other time period required by SEC rules.

OTHER MATTERS

Other Matters to be Presented at the Annual Meeting

At the date this proxy statement went to press, we did not anticipate that any other matters would be raised at the 2025 Annual Meeting.

Requirements and Deadlines Regarding 2026 Stockholder Proposals or Nominations

Stockholder proposals to be included in the proxy statement. Stockholder proposals that comply with applicable requirements and conditions established by the SEC, including Rule 14a-8 of the Exchange Act, are eligible for inclusion in our 2026 proxy statement. These stockholder proposals must be submitted to our principal executive offices in care of our Corporate Secretary at the address below. Failure to deliver a proposal in accordance with this procedure may result in the proposal not being deemed timely received. We must receive all submissions no later than the close of business (5:00 p.m. local time in Chandler, Arizona) on March 9, 2026.

We are committed to open communication with our stockholders and we strongly encourage any stockholder interested in submitting a proposal to contact our Corporate Secretary in advance of the above deadline to discuss the proposal. Stockholders are encouraged to consult knowledgeable counsel regarding the detailed requirements of applicable securities laws. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. Our Board reviews all stockholder proposals and considers action on such proposals.

Director nominations to be included in the proxy statement (Proxy Access). We have adopted proxy access, whereby a stockholder (or a group of not more than 20 stockholders) that has held at least 3% of our outstanding common stock continuously for at least three years may nominate and include in our proxy materials for our 2026 Annual Meeting (i) one director nominee if the number of directors to be elected at the annual meeting is seven or less, and (ii) if the number of directors to be elected at the annual meeting is greater than seven, director nominees constituting up to the greater of 20% of the Board or two directors, provided in each case that the requirements set forth in the Bylaws are satisfied. To use the "proxy access" nomination process, among other things, the electing stockholder(s) and proposed nominee(s) must comply with the detailed requirements set forth in our Bylaws, including the provision of the proposing stockholder information, various other required information, representations, undertakings, agreements and other requirements as set forth in the Bylaws and as required by law. One such requirement is that the nomination(s) must be received in a timely manner between 120 days and 150 days prior to the anniversary of the date our proxy statement was first released to stockholders in connection with the last annual meeting. For our proxy materials for our 2026 Annual Meeting of Stockholders, nominations would need to be received no earlier than 8:00 a.m. Chandler, Arizona local time on February 7, 2026 and no later than 5:00 p.m. Chandler, Arizona local time on March 9, 2026.

The description of certain provisions of the Bylaws above is intended as a summary and is qualified in its entirety by reference to the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates. The Bylaws are included in our 10-K filing posted on our website at https://ir.microchip.com/sec-filings/annual-reports. To make any submission, stockholders should deliver the submission to our Corporate Secretary in writing at 2355 West Chandler Boulevard, Chandler, Arizona 85224-6199.

Other Business and Director Nominations to Be Presented at the Annual Meeting

Under our Bylaws, stockholders must follow certain procedures to nominate a person for election as a director or to introduce an item of business at our annual meeting. Under these procedures, stockholders must submit the proposed nominee or item of business by delivering a notice addressed to our Corporate Secretary at our principal executive offices. We must receive notice as follows:

2025 Proxy Statement	67

•Normally, we must receive notice of a stockholder's intention to introduce a nomination or proposed item of business for an annual meeting not less than 90 days, and not earlier than 120 days before the first anniversary of the previous year's annual meeting of stockholders as first specified in our notice of such annual meeting (without regard to any adjournment, rescheduling, postponement or other delay of such annual meeting occurring after such notice was first sent). Accordingly, a stockholder who intends to submit a nomination or proposal to be presented at our 2026 Annual Meeting must do so no earlier than 8:00 a.m. local time in Chandler, Arizona on April 21, 2026 and no later than 5:00 p.m. local time in Chandler, Arizona on May 21, 2026.
•However, if we hold our 2026 Annual Meeting on a date that is not within 25 days before or after the first anniversary date of our 2025 Annual Meeting, we must receive the notice no earlier than 8:00 a.m. local time in Chandler, Arizona, on the 120th day prior to the date of the annual meeting and no later than 5:00 p.m. local time in Chandler, Arizona on the later of the 90th day prior to the date of our 2026 Annual Meeting or, in the event the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such meeting, the 10th day following the day on which public announcement of the date of such annual meeting is first made.
•A stockholder's submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the stockholder's ownership of our common stock. Proposals or nominations not meeting these requirements will not be considered at our 2026 Annual Meeting. In addition to the requirements in our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees (other than our nominees) in connection with our 2026 Annual Meeting of Stockholders must provide the additional information required by Rule 14a-19(b) of the Securities Exchange Act of 1934.
•If a stockholder does not comply with the requirements of this advance notice provision, the proxies may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal or nomination submitted by a stockholder. The chair of the annual meeting shall, if the facts warrant, determine and declare at the meeting that a stockholder business proposal or nomination was not made in accordance with the procedures prescribed by the Bylaws, and if they should so determine, in the case of a nomination, they shall so declare at the meeting, and the defective nomination shall be disregarded, and in the case of a business proposal, they shall so declare at the meeting that any such business not properly brought before the meeting shall not be transacted.

2025 Annual Report and SEC Filings

Our financial statements for the fiscal year ended March 31, 2025 are included in our Annual Report on Form 10-K filed with the SEC. Our annual report and this proxy statement are posted on our website at https://ir.microchip.com/sec-filings and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Investor Relations, Microchip Technology Incorporated, 2355 West Chandler Boulevard, Chandler, Arizona 85224-6199.

Householding of Annual Meeting Materials

Some brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of the Notice and, if applicable, our proxy statement and annual report, may have been sent to multiple stockholders in a stockholder's household. Additionally, you may have notified us that multiple stockholders share an address and thus you requested to receive only one copy of the Notice and, if applicable, our proxy statement and annual report. While our proxy statement and 2025 Annual Report are available online (please see under the heading "Electronic Access to Proxy Statement and Annual Report" on page 11), we will promptly deliver a separate copy of either document to any stockholder who contacts our investor relations department at 480-792-7761 or by mail addressed to Investor Relations, Microchip Technology Incorporated, 2355 West Chandler Boulevard, Chandler, Arizona 85224-6199, requesting such copies. If a stockholder is receiving multiple copies of the Notice and, if applicable, our proxy statement and annual report, at the stockholder's household and would like to receive a single copy of the Notice and, if applicable, the proxy statement and annual report, for a stockholder's household in the future, stockholders should contact their broker, or other nominee record holder to request mailing of a single copy of the Notice and, if applicable, the proxy statement and annual report. Stockholders receiving multiple copies of these documents directly from us, and who would like to receive single copies in the future, should contact our investor relations department to make such a request.

2025 Proxy Statement	68

Date of Proxy Statement

The date of this proxy statement is July 7, 2025.

2025 Proxy Statement	69

APPENDIX A
NON-GAAP FINANCIAL MEASURES

Our non-GAAP adjustments, where applicable, include the effect of share-based compensation, cybersecurity incident expenses, restructuring charges, expenses related to our acquisition activities (including intangible asset amortization, severance, and other restructuring costs, and legal and other general and administrative expenses associated with acquisitions including legal fees and expenses for litigation and investigations related to our Microsemi acquisition), professional services associated with certain legal matters, special charges (income), losses on the settlement of debt, loss on available for sale securities, and dividends on preferred stock. For fiscal 2025, our non-GAAP income tax expense is presented based on projected cash taxes for the fiscal year, excluding transition tax payments under the Tax Cuts and Jobs Act.

Management believes these non-GAAP measures are useful to investors because they enhance the understanding of our historical financial performance and comparability between periods. Many of our investors have requested that we disclose this non-GAAP information because they believe it is useful in understanding our performance as it excludes non-cash and other charges that many investors feel may obscure our underlying operating results. Management uses non-GAAP measures to manage and assess the profitability of our business and for compensation purposes. We also use our non-GAAP results when developing and monitoring our budgets and spending. Our determination of these non-GAAP measures might not be the same as similarly titled measures used by other companies, and it should not be construed as a substitute for amounts determined in accordance with GAAP. There are limitations associated with using these non-GAAP measures, including that they exclude financial information that some may consider important in evaluating our performance. Management compensates for this by presenting information on both a GAAP and non-GAAP basis for investors and providing reconciliations of the GAAP and non-GAAP results.

RECONCILIATION OF GAAP GROSS PROFIT TO NON-GAAP GROSS PROFIT (in millions, except percentages)

Fiscal Year
2025
Gross profit, as reported	$2,467.9
Share-based compensation expense	21.8
Cybersecurity incident expenses	20.1
Non-GAAP gross profit	$2,509.8
GAAP gross profit percentage	56.1%
Non-GAAP gross profit percentage	57.0%

RECONCILIATION OF GAAP OPERATING INCOME TO NON-GAAP OPERATING INCOME (in millions, except percentages)

Fiscal Year
2025
Operating income, as reported	$296.3
Share-based compensation expense	180.4
Cybersecurity incident expenses	21.4
Other adjustments	7.3
Professional services associated with certain legal matters	2.5
Amortization of acquired intangible assets(1)	490.9
Special charges (income) and other, net	79.2
Non-GAAP operating income	$1,078.0
GAAP operating income as a percentage of net sales	6.7%
Non-GAAP operating income as a percentage of net sales	24.5%
(1)    Amortization of acquired intangible assets consists of core and developed technology and customer-related acquired intangible assets in connection with business combinations. Such charges are excluded for purposes of calculating certain non-GAAP measures. The use of acquired intangible assets contributed to our revenues earned during the periods presented.

2025 Proxy Statement	70

RECONCILIATION OF GAAP NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS AND GAAP DILUTED NET LOSS PER COMMON SHARE TO NON-GAAP NET INCOME AND NON-GAAP DILUTED NET INCOME PER COMMON SHARE (in millions, except per share amounts and percentages)

Fiscal Year
2025
Net loss attributable to common stockholders, as reported	$(2.7)
Dividends on preferred stock	2.2
Net loss	$(0.5)
Share-based compensation expense	180.4
Cybersecurity incident expenses	21.4
Other adjustments	7.3
Professional services associated with certain legal matters	2.5
Amortization of acquired intangible assets	490.9
Special charges (income) and other, net	79.2
Loss on settlement of debt	1.7
Loss on available-for-sale investments	3.5
Other non-GAAP tax adjustment	(77.6)
Non-GAAP net income	$708.8
GAAP net loss attributable to common stockholders as a percentage of net sales	(0.1)%
Non-GAAP net income as a percentage of net sales	16.1%
Diluted net loss per common share, as reported	$(0.01)
Non-GAAP diluted net income per common share	$1.31
Diluted common shares outstanding, as reported	537.3
Diluted common shares outstanding non-GAAP	542.5

RECONCILIATION OF GAAP DILUTED COMMON SHARES OUTSTANDING TO NON-GAAP DILUTED COMMON SHARES OUTSTANDING (in millions)

Fiscal Year
2025
Diluted common shares outstanding, as reported	537.3
Dilutive effect of RSUs(1)	4.0
Dilutive effect of 2015 Senior Convertible Debt(1)	0.1
Dilutive effect of 2017 Senior Convertible Debt(1)	0.5
Dilutive effect of preferred stock(1)	0.6
Diluted common shares outstanding non-GAAP	542.5
(1)    The non-GAAP adjustment includes the impact that is anti-dilutive on a GAAP basis for fiscal year ended March 31, 2025 as the Company generated a GAAP net loss in the respective period.

2025 Proxy Statement	71

MICROCHIP

MICROCHIP TECHNOLOGY INCORPORATED
2355 WEST CHANDLER BLVD
CHANDLER, AZ 85224

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. ET August 18, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. ET August 18, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V76408-P32444

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MICROCHIP TECHNOLOGY INCORPORATED

The Board of Directors recommends you vote FOR proposals 1, 2 and 3:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Ellen L. Barker	☐	☐	☐
1b. Rick Cassidy	☐	☐	☐
1c. Matthew W. Chapman	☐	☐	☐
1d. Victor Peng	☐	☐	☐
1e. Karen M. Rapp	☐	☐	☐
1f. Steve Sanghi	☐	☐	☐

	For	Against	Abstain
2. Proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of Microchip for the fiscal year ending March 31, 2026.	☐	☐	☐
3. Proposal to approve, on an advisory (non-binding) basis, the compensation of our named executives.	☐	☐	☐

NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the 2025 Annual Meeting or any adjournment(s) or postponement(s) thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V76409-P32444

MICROCHIP TECHNOLOGY INCORPORATED
2025 Annual Meeting of Stockholders
Tuesday, August 19, 2025, 9:00 a.m., Mountain Standard Time / Pacific Daylight Time
This proxy is solicited on behalf of the Board of Directors

I (whether one or more of us) appoint Steve Sanghi and J. Eric Bjornholt, and each of them, each with full power of substitution and re-substitution, to be my Proxies. The Proxies may vote on my behalf, in accordance with my instructions, all of my shares entitled to vote at the 2025 Annual Meeting of Stockholders of Microchip Technology Incorporated and any adjournment(s) and postponement(s) of that meeting. The meeting is scheduled for Tuesday, August 19, 2025, at 9:00 a.m., Mountain Standard Time / Pacific Daylight Time, at Microchip's Chandler, Arizona facility at 2355 West Chandler Boulevard, Chandler, Arizona 85224-6199. The Proxies may vote on my behalf as if I were personally present at the meeting.

This Proxy, when properly executed, will be voted in the manner directed herein. If no contrary direction is indicated, the Proxy will be voted (1) FOR the election of each of the director nominees; (2) FOR the ratification of Ernst & Young LLP as Microchip's independent registered public accounting firm for the fiscal year ending March 31, 2026; and (3) FOR the approval, on an advisory (non-binding) basis, of the compensation of our named executives; and as my Proxies deem advisable on such other matters as may properly come before the meeting or any adjournment(s) or postponement(s) thereof. The proposals described in the accompanying proxy statement have been proposed by the Board of Directors.

Continued and to be signed on reverse side